UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Saks Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

12 East 49th Street

New York, New York 10017

April 27, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Saks Incorporated to be held at 11:30 a.m. Eastern Time, on Wednesday, May 30, 2012, at the University Club, located at 1 West 54th Street, New York, New York 10019.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have an opportunity to vote on the election of the eight directors named in the accompanying Proxy Statement, the selection of PricewaterhouseCoopers LLP as Saks Incorporated’s independent registered public accounting firm, and the approval of the Saks Incorporated 2012 Senior Executive Bonus Plan. You also will be asked to vote on a proposal by a shareholder that we adopt cumulative voting in the election of our directors.

Your vote is very important. We ask that you vote over the Internet, by telephone or by mail by returning your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Steve Sadove

Chairman and Chief Executive Officer

12 East 49th Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Saks Incorporated (“Saks” or the “Company”) will be held at 11:30 a.m. Eastern Time, on Wednesday, May 30, 2012, at the University Club, located at 1 West 54th Street, New York, New York 10019 for the following purposes:

1.	To elect the eight directors named in the Proxy Statement to hold office for one-year terms or until their respective successors have been elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending February 2, 2013;

3.	To approve the Saks Incorporated 2012 Senior Executive Bonus Plan;

4.	To consider and vote on a shareholder proposal concerning cumulative voting for the election of directors; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 3, 2012 are entitled to notice of, and to vote at, the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 30, 2012. The Proxy Statement, the form of Proxy, Form 10-K and Form 10-K/A, and 2011 Annual Report are available free of charge at www.saksincorporated.com on the Investor Relations or Contacts tab.

Shareholders are cordially invited to attend the meeting in person; however, to assure your representation at the annual meeting, you are urged to cast your vote over the Internet, by telephone or by mail as promptly as possible. Any shareholder of record attending the annual meeting also may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

By order of the Board of Directors,

Ann Robertson

Corporate Secretary

April 27, 2012

12 East 49th Street

New York, NY 10017

PROXY STATEMENT

GENERAL INFORMATION

This document is the proxy statement of Saks Incorporated, a Tennessee corporation, that is being furnished to our shareholders in connection with the solicitation of proxies to be used at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 11:30 a.m. Eastern Time, on Wednesday, May 30, 2012, at the University Club, located at 1 West 54th Street, New York, New York 10019. A form of proxy card is being furnished with this document.

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on April 3, 2012, the record date for our 2012 Annual Meeting. We are sending this proxy statement and the form of proxy card to you and/or making these documents available to you on the Internet in order to solicit your proxy (i.e., your permission) to vote your shares of Saks common stock upon certain matters at the Annual Meeting. This Notice of Annual Meeting and Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about April 27, 2012.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

The solicitation of proxies is being made on behalf of our Board of Directors. Additionally, our directors, officers and employees may solicit proxies by telephone, Internet, facsimile, mail or personal contact. We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation. We also have retained D.F. King, Inc., New York, New York, to assist with the solicitation of proxies for a fee estimated not to exceed $25,000, plus reimbursement of out-of-pocket expenses.

Who is paying the costs of the proxy statement and the solicitation of my proxy?

Saks will pay all expenses of this solicitation, including the cost of preparing and mailing this proxy statement, our 2011 annual report to shareholders and our other proxy materials and all costs of any proxy solicitor we employ. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares.

What information is available on the Internet?

Our proxy statement, proxy card and annual report to shareholders are available at the Investor Relations section of our corporate website, www.saksincorporated.com and also at www.proxyvote.com.

You can submit a request for a copy of the proxy statement, form of proxy and annual report for any future shareholder meetings, including the shareholder meeting to be held on May 30, 2012, to our Investor Relations Department at 1-865-981-6243, at the Investor Relations or Contacts tab at www.saksincorporated.com, or to our principal executive offices at Saks Incorporated, Attention: Investor Relations, 12 East 49th Street, New York, New York 10017. You may also contact us at the telephone number, website or mailing address set forth above to request directions to the location of the annual meeting of shareholders so that you may attend the meeting and vote in person.

Our proxy statement, Annual Report on Form 10-K/A and other financial documents are available free of charge at the Securities and Exchange Commission’s (“SEC”) website, www.sec.gov.

What does it mean if I receive more than one set of proxy materials?

If you receive multiple proxy statements or proxy cards, that means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be contacted at 1-866-455-3121 (toll free) or www.bnymellon.com/shareowner/equityaccess.

Is Saks “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders with the same last name. This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders with the same last name sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Saks shareholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent at 1-866-455-3121 (toll free), or to our Investor Relations Department or Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that is available or that I should be receiving?

Yes. You should receive a copy of our 2011 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended on January 28, 2012. References in this document to a year (e.g., “2011”), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Saturday closest to January 31.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Saks shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Saks Incorporated, 12 East 49th Street, New York, New York 10017, Attention: Corporate Secretary, at least two weeks before the meeting.

Where is Saks Incorporated common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange under the symbol “SKS.”

How can I find the voting results of the Annual Meeting?

We will include the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC on or about June 5, 2012.

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of the eight directors named in this proxy statement;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012;

•	approval of the Saks Incorporated 2012 Senior Executive Bonus Plan; and

•	a proposal by a shareholder that we adopt cumulative voting in the election of our directors.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 3, 2012. As of April 3, 2012, there were 158,796,449 shares of our common stock outstanding.

How many votes must be present to hold the Annual Meeting?

In order to lawfully conduct the Annual Meeting, a majority of our issued and outstanding shares of common stock must be present, either in person or by proxy. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?” Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have, and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously voted by Internet or telephone or submitted a proxy card. Whether or not you plan to attend the meeting, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by voting on the Internet at the website listed both below and on your proxy card, by calling the toll-free number set out both below and on your proxy card, or by returning your proxy card.

How do I vote before the meeting?

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience in one of the following three ways:

•	by using the Internet by visiting the following website: www.proxyvote.com;

•	by calling 1-800-690-6903 (within the United States and Canada); or

•	by completing, signing and returning a proxy card in the postage-paid envelope.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question, “How do I vote if my broker holds my shares in ‘street name’?”

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you a request for directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered a routine matter for this purpose. The Company proposals to elect directors and approve the Company’s 2012 Senior Executive Bonus Plan, and the shareholder proposal to adopt cumulative voting are not considered routine matters and, therefore, your shares will not be voted on those matters unless you instruct your brokerage firm to vote in a timely manner.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1-800-690-6903;

•	re-vote by using the Internet and visiting the following website: www.proxyvote.com; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

How will my proxy be voted?

If you properly vote over the Internet, by telephone or complete and mail your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

In the event you complete the Internet or telephone voting procedures or return a signed proxy card but do not specify how you want your shares to be voted, we will vote them as follows:

•	FOR the election of the eight director nominees named herein (Proposal 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year (Proposal 2);

•	FOR the approval of the Company’s 2012 Senior Executive Bonus Plan (Proposal 3); and

•	AGAINST the shareholder proposal regarding cumulative voting for the election of directors (Proposal 4).

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting. A “broker non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal at least 10 days before the Annual Meeting and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under applicable rules. Brokers will not have discretionary voting power with respect to the Company proposals to elect directors (Proposal 1) or approve the Saks Incorporated 2012 Senior Executive Bonus Plan (Proposal 3), or the shareholder proposal with respect to cumulative voting in the election of directors (Proposal 4). See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What vote is required to approve each proposal?

•	Proposal 1: Elect the eight directors.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. The number of nominees proposed by the Board of Directors to be elected as directors at the Annual Meeting is the same as the number of directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Amended and Restated Bylaws (the “Bylaws”) to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “May other matters be raised at the Annual Meeting; how will the meeting be conducted?”). As a result, in accordance with the Tennessee Business Corporation Act, each nominee proposed for election at the Annual Meeting who receives an affirmative vote at the Annual Meeting in person or by proxy will be elected. This method of voting is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors. However, as described below under “Corporate Governance,” in 2010, our Board amended our Corporate Governance Guidelines to implement a majority voting policy pursuant to which each nominee has submitted a conditional resignation letter that will be acted upon and may become effective in the event that nominee fails to receive the affirmative votes of a majority of the votes cast at the Annual Meeting (not including abstentions and broker non-votes).

•	Proposal 2: Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider its selection.

•	Proposal 3: Approve the Saks Incorporated 2012 Senior Executive Bonus Plan.

Shareholder approval is required with respect to the Saks Incorporated 2012 Senior Executive Bonus Plan. This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” this proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

•	Proposal 4: Consider a shareholder proposal to adopt cumulative voting for directors.

This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” this proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

How do you recommend that I vote on these proposals?

The Board of Directors recommends that you vote:

FOR the election of the eight director nominees named in this proxy statement;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year;

FOR the approval of the Saks Incorporated 2012 Senior Executive Bonus Plan; and

AGAINST the shareholder proposal to adopt cumulative voting for directors.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	to allow the independent inspectors of election to certify the results of the Annual Meeting;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised by shareholders at the Annual Meeting unless proper notice has been given to us by the shareholders. If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has discretion to establish reasonable rules for discussion, comments and questions during the meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock owned, as of April 3, 2012, by each of our directors, by our executive officers who are named in the Summary Compensation Table on pages 46-47 of this proxy statement (the “Named Executive Officers”), by all directors and executive officers of the Company, and by those persons who were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 158,796,449 shares of our common stock outstanding as of April 3, 2012. Except as otherwise noted, our directors and executive officers may be contacted at our executive offices and each of the persons named in the table below has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Robert B. Carter	53,939		*
Jennifer de Winter	224,336		*
Ronald L. Frasch	681,369		*
Michael S. Gross	64,041		*
Donald E. Hess	111,893	(2)	*
Denise Incandela	242,487		*
Marguerite W. Kondracke	61,717		*
Jerry W. Levin	30,656		*
Nora P. McAniff	58,918	(2)	*
Stephen I. Sadove	1,693,735		1.06%
Jack L. Stahl	3,680		*
Kevin G. Wills	428,563		*
All Directors and Executive Officers as a group (17 persons)	4,473,166		2.80%

5% Owners:
BlackRock, Inc.	10,608,439	(3)(4)	6.68%
Diego Della Valle & C.S.A.P.A.	22,650,000	(3)(5)	14.26%
Inmobiliaria Carso, S.A. de C.V.	26,520,000	(3)(6)	16.70%
Southeastern Asset Management, Inc.	17,815,000	(3)(7)	11.22%

*	Owns less than 1% of the total outstanding shares of common stock.
(1)	Includes (a) shares that the following persons have a right to acquire within 60 days after April 3, 2012 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Mr. Carter (0; 40,656); Ms. de Winter (20,441; 211,483); Mr. Frasch (215,031; 309,482); Mr. Gross (0; 37,656); Mr. Hess (0; 33,656); Ms. Incandela (20,441; 203,234); Ms. Kondracke (0; 37,656); Mr. Levin (0; 30,656); Ms. McAniff (8,609; 34,056); Mr. Sadove (595,062; 920,470); Mr. Stahl (0; 3,680); Mr. Wills (41,883; 267,923), and all directors and executive officers as a group (1,025,549; 2,780,149).
(2)	Does not include an amount equivalent to 3,094 shares and 3,387 shares of common stock held in the stock grant accounts under the Saks Incorporated Deferred Compensation Plan for Mr. Hess and Ms. McAniff, respectively.
(3)

Information in the table and in notes 4 through 7 below relating to the beneficial owners of common stock (and any related entities or persons) is as of the dates indicated and was obtained from the schedules indicated as filed with the SEC as follows: (a) as of December 30, 2011 from the Schedule 13G filed on February 8, 2012 for BlackRock, Inc. (“BlackRock”); (b) as of December 30, 2011 from the Schedule 13D/A filed on January 3, 2012 for Diego Della Valle (an individual) and Diego Della Valle & C.S.A.P.A. (an Italian limited partnership of which Mr. Della Valle is sole general partner and beneficial owner) (collectively “DDV”); (c) as of December 31, 2011 from the Schedule 13G/A filed on February 13, 2012 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, and Johanna Monique Slim Domit (collectively “the Slim family”)); and (d) as of December 31, 2011 from the Schedule 13D filed on January 10, 2011 for Southeastern Asset Management, Inc. (“Southeastern”).
(4)	BlackRock beneficially owns 10,608,439 shares of common stock, and its principal business address is 40 East 52nd Street, New York, New York 10022.
(5)	DDV beneficially owns 22,650,000 shares of common stock, and the principal address of DDV is Strada Sette Camini, 116, 63019 Sant’Elpidio a Mare (FM), Italy.
(6)	Inmobiliaria beneficially owns 26,520,000 shares of common stock. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 26,520,000 shares of common stock beneficially owned directly by Inmobiliaria. The principal business address of each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(7)	Southeastern is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The 17,815,000 shares listed are owned legally by Southeastern’s investment advisory clients, and none are owned directly or indirectly by Southeastern. Southeastern’s principal business address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119.

(Proposal 1)

ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Charter and our Bylaws, our Board of Directors must consist of at least one but no more than 18 directors, but the exact number is set by the Board. Currently, the Board of Directors has fixed the size of the Board at eight; however, the Board of Directors, in accordance with the Company’s Charter and Bylaws, may increase or decrease the size of the Board of Directors in the future. At our 2010 annual meeting of shareholders, shareholders approved amendments to our Charter to provide for the declassification of the Board and the annual election of directors. As such, following the annual meeting of shareholders in 2012, our Board of Directors will no longer be classified.

What are the terms of directors?

At this Annual Meeting, each of our eight directors will stand for election for one-year terms and will thereafter stand for election for one-year terms at each successive annual meeting.

Who are the nominees this year?

At the Annual Meeting, the Board of Directors proposes the election of Robert B. Carter, Michael S. Gross, Donald E. Hess, Marguerite W. Kondracke, Jerry W. Levin, Nora P. McAniff, Stephen I. Sadove, and Jack L. Stahl.

The eight directors standing for election will comprise the Board of Directors. Each director will hold office for one-year terms and until the director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the proxy card intend to vote for the election of Messrs. Carter, Gross, Hess, Levin, Sadove, and Stahl, and Ms. Kondracke and Ms. McAniff. Proxies cannot be voted for a greater number of persons than the number of nominees named and standing for election at the Annual Meeting.

What are the backgrounds of this year’s nominees and those directors whose terms are continuing?

The Board believes the Company’s directors should be able to contribute knowledge, experience, and skills in at least one of the following competencies:

•

Management, leadership, and strategy. We believe that directors with extensive experience in important executive leadership roles, particularly the role of Chief Executive Officer, provide the Company with various valuable perspectives. These individuals generally have superb leadership qualities and the ability to identify and develop those qualities in others. They typically possess an understanding and knowledge of day-to-day operations; processes; long-term strategy development and execution; risk management; and ways to address and respond to changing market conditions, drive change and generate growth. Additionally, through their positions and relationships developed during their careers, these individuals often have access to market intelligence and other information that can benefit the Company.

•

Industry knowledge. We seek to have directors with experience in leadership positions in different aspects of the retail industry. These individuals are able to provide valuable historical insight on various matters and share industry best practices with the Company on, among other things, merchandising, store operations, how to attract and retain customers, real estate matters, logistics and technology.

•

Accounting and finance. We believe that an understanding of general accounting and financial reporting processes is important for our directors. Accurate financial reporting is critical to Saks’ reputation and success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect each director to be financially knowledgeable.

•

Marketing. Creative and impactful marketing is critical to the success of the Company, and directors that possess knowledge of marketing best practices and innovative and new marketing techniques are valuable to the Company.

We have provided information about the nominees and other directors below, including key knowledge, experience and skills our directors and director nominees possess that are specifically important to Saks.

Name, Principal Occupation, and Directorships:	Age	Director Since

Robert B. Carter	52	2004
Executive Vice President and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support and supply chain services, since 2000. Mr. Carter serves on the board of directors of First Horizon National Corporation and has not held any other public company directorships within the last five years.

Director Qualifications:

•      Management, leadership and strategy: Mr. Carter has nearly 30 years of systems development and implementation experience. As a member of the five-person executive committee at FedEx, he plays a key role in planning and executing the corporation’s strategic business activities. Mr. Carter is responsible for managing and leading a large group of technology professionals, setting technology direction and overseeing FedEx’s key applications and technology infrastructure. He has been honored with numerous professional awards including being named a member of Fortune magazine’s “C-Suite Dream Team Starting Line-up at CIO” (2011); #18 on Fast Company magazine’s “100 Most Creative People in Business” (2010); Information Week Chief of the Year Award (2000, 2001, 2005); CIO magazine’s 100 Award (2000, 2001, 2002, 2003, 2004, 2006); and InfoWorld Chief Technology Officer of the Year (2000).

•      Industry knowledge: Through his position with FedEx, Mr. Carter has extensive experience in and knowledge of information technology, logistics and e-commerce, all of which are critical to the operation of Saks. In addition, as a member of the Saks’ Board, he has developed an even deeper knowledge of luxury retailing.

Michael S. Gross	50	1994
Since March 2007, Mr. Gross has served as the Chairman and Chief Executive Officer of Solar Capital, Ltd., a finance company focusing on debt and equity investments in leveraged companies. Mr. Gross was co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC, from July 2006 to April 2009. Mr. Gross was the Chairman, Chief Executive Officer and Secretary of Marathon Acquisition Corp. from April 2006 to August 2008. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as Chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management LP, a private equity firm that he co-founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund that he founded. He serves on the boards of directors of Jarden Corporation and Global Ship Lease, Inc. Mr. Gross also served as a director of Alternative Asset Management Acquisition Corporation and United Rentals within the last five years.

Name, Principal Occupation, and Directorships:	Age	Director Since

Director Qualifications:

•     Management, leadership and strategy: Mr. Gross has more than 20 years of leadership experience through the management of various investment funds and companies and through his service on several public company boards. As a founding partner of Apollo Investment Corporation, he was instrumental in setting its strategic direction and attaining its substantial growth. Through his investment company and board affiliations, Mr. Gross has assisted several companies in addressing key financial and operational issues.

•     Industry knowledge: Over his career, Mr. Gross has been involved with several retail and consumer products companies in an investment capacity. In addition, as a long-standing member of the Saks’ Board, he has developed a deep knowledge of the retail industry and luxury retailing.

•     Finance and accounting: Mr. Gross has over 20 years of investment portfolio management experience and has extensive knowledge of financial markets and financing instruments.

Donald E. Hess	63	1996

Lead Director of the Company’s Board of Directors since February 2007. Chief Executive Officer of Southwood Partners, a private investment company, since January 1998. Mr. Hess served as Chairman Emeritus of Parisian from January 1998 until October 2006, Chairman of the Parisian Group of the Company from April 1997 until his retirement in December 1997 and President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997. Mr. Hess has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Hess held several positions of increasing responsibility with Parisian over 30 years, including President and Chief Executive Officer. He was instrumental in establishing and executing an expansion strategy for Parisian, elevating its reputation and standing in the retail community, and negotiating its sale to Proffitt’s in 1996.

•     Industry knowledge: Mr. Hess has extensive knowledge of the department store and luxury businesses through his Parisian affiliation, including but not limited to inventory management, vendor relationships, store design, customer service and store operations. In addition, as a long-standing member of the Saks’ Board, he has developed an even deeper knowledge of luxury retailing.

•     Marketing: During his tenure with Parisian, Mr. Hess oversaw the marketing function and was instrumental in creating and executing numerous successful marketing campaigns for the specialty department store chain.

Marguerite W. Kondracke	66	1996
Since October 2004, President and Chief Executive Officer of America’s Promise Alliance, a not-for-profit children’s advocacy organization founded in 1997 by General Colin Powell. Ms. Kondracke has announced her planned retirement from her position as Chief Executive Officer of America’s Promise Alliance effective May 15, 2012 at which time she will assume the role of Senior Advisor to the organization. Ms. Kondracke was employed as Staff Director, U.S. Senate Subcommittee on Children and Families between April 2003 and September 2004 and as President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from August 2000 to April 2003. Ms. Kondracke is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions, a corporate child-care provider. She is also a Trustee of Duke University and serves on the boards of directors of LifePoint Hospitals, Inc. and Rosetta Stone Inc. Ms. Kondracke has not held any other public company directorships within the last five years.

Name, Principal Occupation, and Directorships:	Age	Director Since

Director Qualifications:

•     Management, leadership and strategy: During her 40-year career, Ms. Kondracke has been both an entrepreneur and a public servant, addressing issues and challenges in society and devising and implementing creative and effective solutions. Ms. Kondracke was co-founder and CEO of Bright Horizons Family Solutions, the nation’s largest provider of employer-sponsored child care and one of Fortune’s “100 Best Companies to Work For.” Throughout her career, Ms. Kondracke has received numerous awards and honors, including being named a Purpose Prize Fellow, awarded by Civic Ventures to those over 60 taking on society’s biggest challenges, and named by The Non-Profit Times as one of the “Top 50 People of Power and Influence in 2008.” She has working relationships with the highest government officials and business and community leaders throughout the country.

•     Industry knowledge: As a long-standing member of the Saks’ Board, she has developed a deep knowledge of the retail industry and luxury retailing.

•     Finance and accounting: In her role as President and Chief Executive Officer of America’s Promise Alliance, as the former Chief Executive Officer of The Brown Schools and Bright Horizons Family Solutions and as an audit committee member of LifePoint Hospitals, Inc., Ms. Kondracke has extensive knowledge of finance and accounting.

Jerry W. Levin	68	2007

Chairman and Chief Executive Officer of Wilton Brands Inc., a consumer products company, since October 2009. Chairman of JW Levin Partners LLC, a management service firm, since February 2005. Mr. Levin served as Vice Chairman of Clinton Group, an investment firm, from December 2007 through October 2008, and as Chairman, President, and Chief Executive Officer of American Household, Inc., a global provider of branded consumer products and the holding company for Sunbeam Products and The Coleman Company, from June 1998 through January 2005. Mr. Levin also served as interim Chief Executive Officer, from September 2006 to April 2007, and as Chairman, from September 2006 to April 2008, of The Sharper Image, a specialty retailer. Previously, Mr. Levin held a number of senior executive positions with The Pillsbury Company and Revlon, Inc. Mr. Levin serves on the boards of directors of Ecolab, Inc. and U.S. Bancorp. Mr. Levin also served as a director of The Sharper Image and Wendy’s Inc. within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Levin has more than 30 years of public company operating and leadership experience, particularly as Chairman and/or Chief Executive Officer of Wilton Brands, Coleman, Revlon and American Household. At each of these companies, he was instrumental in setting and executing business strategies. Under his leadership, the sales and profits of many of those companies grew via internal product development programs, restructurings, cost reduction programs, acquisitions and cultural improvements, and he has assisted several companies in addressing key financial and operational issues. Mr. Levin has also served on numerous public company boards.

•     Industry knowledge: Mr. Levin gained substantial retail and consumer products knowledge through each of his business affiliations outlined above. In addition, as a member of the Saks’ Board, he has developed an even deeper knowledge of luxury retailing.

•     Finance and accounting: Mr. Levin has extensive knowledge of financial markets and has been instrumental in substantially strengthening the balance sheets of several companies in the past.

Name, Principal Occupation, and Directorships:	Age	Director Since
Nora P. McAniff	53	2002

Member of the Executive and Reinvestment Committee of Social Venture Partners of Santa Barbara, a non-profit organization, since 2009. Ms. McAniff held the position of Chief Operating Officer of Time, Inc., a magazine publisher, from December 2005 until January 2007 and served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001. Ms. McAniff has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Ms. McAniff is a seasoned and proven executive, having held various positions of increasing responsibility with Time, Inc. during her 25 year tenure. In her role as Chief Operating Officer of Time, she was responsible for setting and executing strategic initiatives for several core magazines and overseeing the operations of each. She managed complex businesses through several economic downturns and created and/or adapted brands to meet the needs of changing environments.

•     Marketing: Ms. McAniff has extensive knowledge of marketing and advertising and received several awards during her Time tenure, including induction into the American Advertising Federation’s Hall of Achievement. As Chief Operating Officer of Time, she had oversight of the sales and marketing function, giving her primary responsibility for the company’s advertising revenue stream.

•     Industry knowledge: As a long-standing member of the Saks’ Board, she has developed a deep knowledge of the retail industry and luxury retailing.

Stephen I. Sadove	60	1998

Chief Executive Officer of the Company since January 2006 and Chairman of the Board of the Company since May 2007. Mr. Sadove joined the Company in January 2002 as Vice Chairman and served in that capacity until March 2004. He served as Vice Chairman and Chief Operating Officer of the Company from March 2004 until January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the boards of directors of Colgate-Palmolive Company and Ruby Tuesday, Inc. and serves as First Vice Chairman of the Board, Chairman of the Finance Committee and Treasurer of the National Retail Federation. Mr. Sadove has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Prior to joining the Company, Mr. Sadove built a distinguished marketing and consumer products career spanning over 25 years with General Foods USA and Bristol-Myers Squibb Company. During his tenure at Bristol-Myers Squibb, he set and executed strategies that led Clairol to become the number one hair care business in the United States, relaunched the Herbal Essences brand and completed the sale of the beauty care business to Procter & Gamble for approximately $5 billion. He also is particularly skilled in people management and development and in internal and external communication.

•     Industry knowledge: Mr. Sadove has served in roles of increasing responsibility since joining Saks in 2002, becoming a respected leader in the retail industry and luxury retailing. Prior to joining the Company, he served on the Board of Directors of Saks. Through his positions with General Foods and Bristol-Myers Squibb and his other public board affiliations, Mr. Sadove developed an extensive understanding of consumer products and consumer behavior, which is critical in his current role. He also currently serves on the board of directors of the National Retail Federation.

Name, Principal Occupation, and Directorships:	Age	Director Since

•     Finance and accounting: Mr. Sadove has overseen and managed operating budgets for various companies throughout his career and has ultimate responsibility for the execution of the financial plans at Saks.

•     Marketing: Mr. Sadove possesses extensive marketing and advertising capabilities and experience. Mr. Sadove had over 25 years of marketing experience at General Foods and Bristol-Myers Squibb, and he currently is instrumental in shaping the marketing initiatives at Saks Fifth Avenue.

Jack L. Stahl	59	2012

Member of the U.S. Board of Advisors for CVC Capital Partners, a private equity firm, since January 2010. Mr. Stahl served as President and Chief Executive Officer of Revlon, Inc., a cosmetics and personal products business, from February 2002 until September 2006. Between 1979 and 2001, Mr. Stahl served in various capacities of increasing responsibility with The Coca-Cola Company, the world’s largest beverage company, including Senior Vice President and Chief Financial Officer; Executive Vice President and Group President, Americas; and President and Chief Operating Officer. Mr. Stahl serves on the boards of directors of Dr Pepper Snapple Group, Delhaize Group and privately-owned Coty, Inc. and previously served as a director of Schering-Plough Corporation within the last five years. He also currently serves on the Board of Governors for the Boys & Girls Clubs of America and on the Board of Directors for the United Negro College Fund.

Director Qualifications:

•     Management, leadership and strategy: Mr. Stahl gained nearly 30 years of operating and leadership experience in his executive roles with Revlon and Coca-Cola. At both of these companies, he was instrumental in setting and executing multifaceted business strategies. At Revlon, he led and strengthened the business through a series of strategic revenue, brand and cost reduction initiatives. Mr. Stahl has also served on several public company boards.

•     Industry knowledge: Mr. Stahl gained substantial retail and consumer products knowledge through his executive roles with Revlon and Coca-Cola and through his various public board affiliations.

•     Finance and accounting: Mr. Stahl has an extensive knowledge of finance, accounting, financial instrument and financial markets. He served as Chief Financial Officer of Coca-Cola between 1989 and 1994 and held various other finance and accounting roles there between 1979 and 1988. As President and Chief Executive Officer of Revlon and as President and Chief Operating Officer of Coca-Cola, Mr. Stahl oversaw and managed complex operating budgets and capital structures.

What if a nominee is unwilling or unable to serve?

If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.

Are there any family relationships between any of the nominees?

There are no family relationships between any of the nominees or executive officers.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two fiscal years?

The following table sets forth certain fees billed to us by PricewaterhouseCoopers LLP (“PwC”) in connection with various services provided to us throughout 2011 and 2010:

	2011	2010
Audit (1)	$998,300	$840,000
Audit-Related (2)	129,100	310,046
Tax (3)	36,000	—
All Other (4)	1,960	1,633

Total	$1,165,360	$1,151,679

(1)	Consists of fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal control over financial reporting, and for the review of the interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)	Consists of fees billed for assurance and related services including employee benefit plan audits and various consultation matters.
(3)	Consists of tax consulting fees.
(4)	Consists of a software licensing fee for a technical accounting research application.

AUDIT COMMITTEE REPORT

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations and policies. The Audit Committee’s functions are described in greater detail on page 22 of this proxy statement. Among other things, the committee recommends to the Board that our audited financial statements be included in our annual report.

Are the members of the committee “independent”?

Yes. The committee is comprised of five directors, all of whom are independent as determined in accordance with the NYSE’s listing standards and our Corporate Governance Guidelines. They also are independent within the meaning of Rule 10A-3 under the Exchange Act.

Is a member of the committee an “audit committee financial expert”?

Yes. The Board has determined that all members of the Audit Committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

What steps did the Audit Committee take in recommending that our audited financial statements be included in our annual report?

•

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

•

The Audit Committee has reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, PwC’s evaluation of the Company’s internal control over financial reporting and Management’s Discussion and Analysis of Financial Condition and Results of Operation. The Audit Committee also has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) AU Section 380, “Communication with Audit Committees.”

•

The Audit Committee also received the written disclosures and the letter from PwC that are required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PwC its independence. The Audit Committee also considered whether PwC’s provision of non-audit services to the Company is compatible with maintaining PwC’s independence. This discussion and disclosure informed the Audit Committee of PwC’s independence and assisted the Audit Committee in evaluating that independence. On the basis of the foregoing, the Audit Committee concluded that PwC is independent from the Company, its affiliates and management.

•	The Audit Committee also reviewed and discussed the Chief Executive Officer and Chief Financial Officer certifications concerning the Company’s Annual Report on Forms 10-K and 10-K/A.

•

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements for 2011 in the Company’s Annual Report on Form 10-K and Form 10-K/A for 2011 for filing with the SEC.

What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. PwC and management are required to periodically report to the Audit Committee regarding the extent of services provided by PwC in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

C. Warren Neel, Committee Chair

Michael S. Gross

Marguerite W. Kondracke

Jerry W. Levin

Jack L. Stahl

(Proposal 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?

The Audit Committee has retained PwC as the Company’s independent registered public accounting firm for 2012.

Are we required to submit the ratification of PwC to shareholders?

No, but we are asking the shareholders to ratify the Audit Committee’s appointment of PwC in order to obtain the views of our shareholders.

What happens if shareholders fail to ratify the appointment of PwC as our independent registered public accounting firm?

If the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of PwC. Also, if the appointment of PwC is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interests.

How long has PwC served as our independent registered public accounting firm?

PwC (or its predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991.

Will representatives of PwC attend the Annual Meeting?

Representatives of PwC have been requested to attend the Annual Meeting and will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

What does the Board recommend?

Our Board recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

CORPORATE GOVERNANCE

General Board Practices

Our Board of Directors has adopted Corporate Governance Guidelines and has also adopted a Code of Business Conduct in compliance with New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards. Our Chief Executive Officer, Principal Financial Officer, other employees of the Company and members of the Board must comply with the Code of Business Conduct and are required to confirm annually that they have read and understand the Code of Business Conduct. The Code of Business Conduct and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to the Company’s Corporate Secretary at 12 East 49th Street, New York, New York 10017. Waivers and amendments to the policies and procedures set forth in the Code of Business Conduct will be disclosed on www.saksincorporated.com if required by law or the Code of Business Conduct.

The Board and its committees review their own performance annually, and the Board regularly reviews and plans for succession of the Company’s executive team.

Director Independence Standards

The Company’s Corporate Governance Guidelines provide that a significant majority of the Board should be composed of independent directors as required under the NYSE Corporate Governance Standards. The Board of Directors has adopted categorical independence standards that supplement the NYSE Corporate Governance Standards. Under the Board’s standards, which are available at www.saksincorporated.com, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and (ii) no director will be “independent” if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•

The director or an immediate family member of the director received during any 12 month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•

The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

A member of the director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and personally works on the Company’s audit or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•

The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

Who are our independent directors?

The Board reviewed all relevant relationships between the Company and each of our non-employee directors. The Board affirmatively determined that none of our non-employee directors has a material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board also concluded that none of our non-employee directors has any of the disqualifying relationships identified above. In determining that Mr. Carter is an independent director, the Board considered Mr. Carter’s employment as Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation. During 2011, FedEx provided the Company overnight package delivery and related services for which we paid fees that we believe were not greater than the fees we would have paid to comparable firms to obtain similar services. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE Corporate Governance Standards and the Board’s categorical standards.

What role does the Board play in the oversight of risk management?

The Board implements its risk oversight function both as a whole and through Board committees. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. At each regularly scheduled Board meeting, the Board is also provided with legal and compliance updates.

Management communicates routinely with the Board and Board committees on significant risks and how they are being managed, and directors are free to communicate directly with senior management. Management believes the Company has robust internal processes in place and a strong internal control environment to identify and manage risks.

The Audit Committee has primary responsibility for overseeing the Company’s risk assessment. It oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and legal and regulatory matters. The Audit Committee oversees the internal audit function and the Company’s ethics and compliance programs. The Human Resources and Compensation Committee (the “HRCC”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. Additional details regarding the risks related to the Company’s compensation policies and practices are set forth on pages 42-43. The Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, the Company’s Code of Business Conduct. The committee chairs report to the full Board at every regular meeting of the Board on the proceedings of the committees, including matters involving risk oversight. In addition, the Board is routinely informed of developments at the Company that could affect the Company’s risk profile and business in general.

What is the Board’s Leadership Structure?

Our current Board leadership structure is comprised of a combined position of Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director and six other independent directors. Stephen I. Sadove serves as Chairman of the Board and Chief Executive Officer, and Donald E. Hess serves as Lead Director.

The Chairman of the Board presides over meetings of the Board of Directors, presides over annual meetings of shareholders, consults and advises the Board of Directors and its committees on the business and affairs of the Company, and performs other duties and responsibilities as may be assigned by the Board from time to time. The Chief Executive Officer is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees.

The Lead Director is charged with presiding at all meetings of non-employee directors, leading the evaluation of the performance of the Chief Executive Officer and the Board and its committees, encouraging and facilitating active participation of all directors in Board meetings, consulting with the Chief Executive Officer and other members of the Board on meeting topics and agendas, acting as a liaison between shareholders and the Board where appropriate, and performing other duties requested by the other non-employee directors from time to time.

As part of each regularly scheduled Board meeting, the non-employee directors meet without the Chief Executive Officer or any other members of management present. These meetings are led by Mr. Hess and allow non-employee directors to privately discuss issues of importance to the Company, including general business matters or management issues.

Each of the Board committees is chaired by independent directors. At each regularly scheduled committee meeting, the non-employee committee members meet in executive session under the leadership of the committee chair, without the Chief Executive Officer or any other members of management present.

The Board believes that this leadership structure—a combined Chairman of the Board and Chief Executive Officer, an independent Lead Director, independent non-employee directors and committees led by independent directors—is the optimal structure for the Company at this time. Since the Chief Executive Officer has the most extensive knowledge of the various aspects of our business, the Board has concluded that he is in the best position to lead most effectively and to serve in the key position of Chairman of the Board. In addition, since the Chief Executive Officer is directly involved in managing both the day-to-day operations and long-term strategic initiatives of the Company, having a Chairman who also serves as the Chief Executive Officer allows efficient and effective communication with the Board on important business matters in light of the complexity of our industry and our business. In addition, the Board believes that having a single, highly-regarded and capable individual in both roles enables the Company to be represented by a single voice to outside constituencies, especially its vendor community. The Board believes that leadership of both the Board and the Company by Mr. Sadove is the best structure to lead the Company in the achievement of its goals and objectives. The Board also believes there is a very effective balance between strong, capable executive leadership and appropriate oversight by non-employee directors.

What are the committees of the Board and what do they do?

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board determined that all members of the Audit, Human Resources and Compensation, Corporate Governance and Finance Committees are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Each of the Audit, Human Resources and Compensation, and Corporate Governance Committees operates under a written charter that meets the requirements of the NYSE corporate governance listing standards. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to the Company’s Corporate Secretary, at 12 East 49th Street, New York, New York 10017. Each committee conducts an annual performance self-evaluation.

The Board and each of its committees has access, at the Company’s expense, to outside accounting, legal, corporate governance and other advisors as and when Board or committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee consists of Dr. Neel (Chair), Messrs. Gross, Levin, and Stahl, and Ms. Kondracke. The Audit Committee met nine times during 2011. The primary duties of the Audit Committee are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) legal and regulatory matters, (c) the qualifications and independence of our independent registered public accounting firm, (d) ethics and compliance programs, and (e) the performance of our internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Audit Committee required to be included in our annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

See “Audit Committee Report” on pages 16-17 of this proxy statement for additional information about the Audit Committee.

Human Resources and Compensation Committee

The HRCC consisted of Ms. McAniff (Chair), Messrs. Carter, Hess and Christopher J. Stadler and Ms. Kondracke during 2011. In January 2012, Mr. Stadler resigned from the Board and the HRCC. The HRCC met six times during 2011. The primary duties of the HRCC are to (i) assist the Board in its responsibilities relating to compensation of the Company’s directors and executive officers; (ii) review and recommend to the Board human resources plans, policies and programs; (iii) approve individual executive officer compensation intended to attract, motivate, retain and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders; (iv) review the Compensation Discussion and Analysis and recommend that it be included in our proxy statement and Annual Report on Form 10-K; and (v) prepare the report of the HRCC required to be included in our annual proxy statement.

See “Report of the Human Resources and Compensation Committee” at page 45 of this proxy statement for additional information regarding the HRCC.

Corporate Governance

The Corporate Governance Committee consists of Messrs. Hess (Chair) and Carter, Ms. McAniff and Dr. Neel. The Lead Director assumes the role of Chair of the Corporate Governance Committee. The committee met five times during 2011. The primary duties of the Corporate Governance Committee are to (i) identify, evaluate and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Corporate Governance Committee also makes recommendations to the Board with respect to shareholder proposals.

Finance Committee

The Finance Committee consisted of Messrs. Gross (Chair), Ronald de Waal, Levin and Stadler during 2011. In January 2012, Messrs. Stadler and de Waal resigned from the Board and the Finance Committee. The committee met three times during 2011. The Finance Committee’s primary duties are to (i) ensure that our capital structure is consistent with our long-term value-creating strategy, (ii) advise management on specific elements of our capital structure strategy, and (iii) approve, based on authority delegated from the Board, or recommend to the Board for approval, specific terms and parameters of certain financing transactions.

Summary of Board Committees and Members During Fiscal Year 2011

Director	Audit Committee	HRCC	Corporate Governance Committee	Finance Committee
Robert B. Carter		X	X
Ronald de Waal *				X
Michael S. Gross	X			X (Chair)
Donald E. Hess		X	X (Chair)
Marguerite W. Kondracke	X	X
Jerry W. Levin	X			X
Nora P. McAniff		X (Chair)	X
C. Warren Neel	X (Chair)		X
Christopher J. Stadler *		X		X
Jack L. Stahl **	X

*	Resigned January 16, 2012 from the Board and Board committees
**	Appointed January 16, 2012 to the Board and Audit Committee

How often did the Board meet in 2011?

The Board met 10 times during 2011. At each regular Board meeting, the non-employee directors also meet separately with Mr. Sadove and then without him. Our Lead Director, Mr. Hess, presides over non-employee director sessions.

The Board expects that all directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the director serves. Any director who attends less than 75% of Board and committee meetings in a fiscal year is required to provide an explanation of his or her absences to the Chair of the Corporate Governance Committee immediately following the fiscal year end. A candidate accepting nomination to the Board is assumed to understand his or her obligations under the Company’s Corporate Governance Guidelines and acknowledges that adherence to the Guidelines will be taken into consideration when the Corporate Governance Committee nominates candidates for election to the Board. An excessive number of absences, excused or non-excused, may be grounds for not re-nominating an incumbent director.

The overall average percentage for meeting attendance of the Company’s current directors at Board and committee meetings during 2011 was 95%, with each director attending at least 86% of meetings.

Are the members of our Board required to attend the Annual Shareholder Meetings?

Directors are encouraged, but not required, to attend annual meetings of shareholders. Nine of our 10 directors attended the Company’s June 2011 annual meeting (Mr. de Waal was able to attend the meeting by webcast).

How are directors nominated?

The Corporate Governance Committee is responsible for identifying and recommending to the Board persons to be nominated to serve as a director of Saks. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the Corporate Governance Committee’s recommendation.

How are nominees identified?

The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. Generally, when there is a vacancy to be filled on the Board of Directors, the Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. The search firm reports directly to the Corporate Governance Committee. The main functions served by a search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the Corporate Governance Committee.

The Corporate Governance Committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?” The Corporate Governance Committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates.

How are nominees evaluated; what are the minimum qualifications?

The Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. The Corporate Governance Committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by the NYSE’s listing standards and our Corporate Governance Guidelines).

The Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the skills and diversity of the current Board. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability for continued service.

The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all directors and that there are other skills and experience levels that should be represented on the Board as a whole but not necessarily by each director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Individual directors and any person nominated to serve as a director should:

•	be in a position to devote an adequate amount of time to the effective performance of director duties;

•	possess all of the following personal characteristics: personal and business integrity, accountability, informed judgment, business literacy and high performance standards; and

•	be able to contribute knowledge, experience and skills in at least one of the following competencies: management, leadership and strategy; industry knowledge; accounting and finance; and marketing.

The Board believes that the combination of the various qualifications, skills and experiences of the 2012 director nominees will contribute to an effective, collaborative and well-run Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and high-quality interaction with and counsel to Company management.

What role does diversity play in the selection of members of the Board?

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. The Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes. The Company’s Corporate Governance Guidelines state that the Board believes in a governing style that emphasizes, among other things, respect for diversity in perspective and includes individuals from diverse backgrounds. The Company’s Corporate Governance Guidelines also note that the size of the Board allows for diversity of contribution while promoting timely action on critical and time-sensitive issues.

Can shareholders recommend nominees for directors?

The Corporate Governance Committee will consider nominees to the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. See “SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2013 ANNUAL MEETING” on page 64. Our Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to our Corporate Secretary. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act, and certain other information, including the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such shareholder, information about derivative securities holdings of such shareholder, any arrangement or understanding pursuant to which such shareholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such shareholder has a short interest in any of the Company’s securities, whether such shareholder is entitled to a fee based on the value of the Company’s securities, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such shareholder has complied with all applicable federal, state and other legal requirements in connection with such shareholder’s acquisition of the Company’s securities and such shareholder’s acts or omissions as a shareholder of the Company. The foregoing summary does not include all requirements a shareholder must satisfy in order to nominate a candidate to the Board. Shareholders of the Company who wish to recommend a nominee to the Board should read carefully the Company’s Bylaws, which are available on our website at www.saksincorporated.com.

In order to be eligible to be a nominee for election as a director of the Company by a shareholder, such potential nominee must deliver to our Corporate Secretary a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Shareholder nominations must be submitted in accordance with the deadlines set forth under the caption “SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2013 ANNUAL MEETING” located on page 64 of this proxy statement. Shareholder nominations should be sent to the Corporate Governance Committee, c/o the Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017.

How can I communicate with the Board?

Our Board has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual director, including our Lead Director Mr. Hess, or with the non-employee directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Corporate Secretary at 12 East 49th Street, New York, New York 10017. The Corporate Secretary, upon the advice of the Company’s General Counsel, has discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services; personal grievances; solicitations; communications that do not relate, directly or indirectly, to the Company; and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board of Directors may be found at www.saksincorporated.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

What is the purpose of Compensation Discussion and Analysis?

This section, called Compensation Discussion and Analysis has been prepared to provide information regarding the compensation programs and practices as they relate to the total pay for the Company’s Named Executive Officers for 2011. This section includes information regarding, among other things, the overall objectives of the Company’s compensation programs and practices, the rationale for the level and mix of rewards provided and a discussion of the manner in which the various elements of executive pay support the Company’s business objectives. If we believe it to be material, we also have indicated how our process has changed with respect to how we have established the compensation for our executive officers during 2012.

How did the Company perform in 2011 and how did we compensate our executives?

The year 2011 was a year of great progress for Saks that allowed us to deliver significantly improved financial results to our shareholders. The Company recorded net income of $74.8 million, or $.45 per share, in 2011 compared to $47.8 million, or $.30 per share, in 2010. This improvement was largely driven by strong sales growth and gross margin rate performance even as we also continued to make necessary long-term investments in the business.

Our customers responded to our differentiated merchandise assortments, our enhanced service levels, whether shopping in-store or online, and our creative and compelling marketing strategies. As a result:

•	total sales increased 8.2% and comparable store sales increased 9.5% in 2011, on top of a comparable store sales increase of 6.4% in 2010;

•

we managed our inventory, reduced our promotional activity and generated an increased level of full-price selling, which enabled us to achieve a year-over-year 70 basis point improvement in our gross margin rate; and

•	we continued our focus on expense control while making targeted investments in areas such as our omni-channel initiatives and marketing.

In addition, we took several actions that further strengthened the Company and its foundation for future growth:

•

We implemented important systems and process enhancements, strengthening our omni-channel approach to the business, including our single-view database that allows us to see full purchase histories on a consolidated basis from Saks Fifth Avenue and Saks Direct for each customer. We also made progress towards enabling a real-time common inventory view on an omni-channel basis.

•	We completed the implementation of an advanced robotic system for fulfilling Saks Direct orders, which increased productivity, improved space utilization and enhanced customer service.

•

We meaningfully grew the Saks Direct business by increasing the breadth and depth of our product offerings and expanding online-only categories, enhanced our website shopping experience through improved features and functionality, launched our mobile application and further optimized online marketing.

•

We successfully opened four new OFF 5TH stores, relocated two OFF 5TH stores and renovated one OFF 5TH location. We continued to strengthen and expand our OFF 5TH product offerings, service levels and marketing efforts.

•	We completed key capital projects including certain Saks Fifth Avenue store renovations.

•	We repurchased 3.5 million shares of common stock for $28.9 million and strengthened our balance sheet through retiring $143.5 million of senior notes.

Based on our performance, how did we compensate our executives?

The compensation paid to our executives for 2011 was a direct result of our significantly improved performance in 2011 and, as a result, the Annual Bonus Program and the Long-Term Incentive Plan both provided above-target awards. The 2011 Annual Bonus Program was designed to reward the Named Executive Officers for achievement of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and key corporate objectives including outsized sales growth of Saks Direct, improved customer service scores, increased marketing effectiveness and increased product differentiation. The 2011 Long-Term Incentive Plan was designed to reward the Named Executive Officers for the achievement of EBITDA and comparable store sales growth. The design of the 2011 executive compensation program was consistent with the 2010 design as the HRCC continued to believe that EBITDA, combined with other strategic measures, were appropriate measures of management’s performance against goals and objectives designed to ensure balance between short- and long-term focus in order to create sustained performance and shareholder value.

In addition to rewarding performance and maintaining competitiveness in the market, our compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers and the Company’s other executive officers.

What were the results and corresponding response to our 2011 Say-on-Pay vote?

We had an overwhelmingly positive Say-on-Pay vote for fiscal year 2010 of 92%. In recognition of this positive shareholder feedback, the HRCC did not make material changes to our programs for 2011 and 2012. We believe that our shareholders appreciate and recognize the relationship between compensation and our Company’s performance.

Our shareholders voted in favor of a Say-on-Pay vote every three years at the Annual Meeting of Shareholders held on June 1, 2011; therefore, the next advisory Say-on-Pay vote will occur at the Annual Meeting of Shareholders to be held in 2014.

What does the HRCC do?

The responsibilities of the HRCC include approving the Company’s compensation programs and individual awards to the Named Executive Officers under such programs. A detailed description of the HRCC’s specific responsibilities is contained in the HRCC’s Charter, which can be viewed at www.saksincorporated.com.

Does the HRCC use the services of an independent consultant?

Yes. To assist the HRCC in its consideration of executive compensation, the HRCC retained Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized executive compensation consulting firm, as the HRCC’s independent compensation consultant. Cook is hired by and reports directly to the HRCC and does not provide advice or services to management. Cook provides the HRCC with analysis and recommendations on the compensation for the Chief Executive Officer and other executive officers as requested by the HRCC and provides services relating to director compensation. Cook also provides the HRCC with compensation trend information, legislative and regulatory updates, annual bonus plans and equity plan design review, and review of plan language. We believe that Cook is independent of management and provides the HRCC with objective advice. The HRCC also reviews information from The Hay Group, the compensation consultants retained by the Company’s management, to establish compensation for the Company’s executive officers other than the Chief Executive Officer. The Hay Group provides survey information detailing the pay practices of a select group of retailers, including information on base salary, annual incentives and long-term incentives. Management also works with Towers Watson throughout the year to keep abreast of competitive retail compensation practices.

What are the Objectives of our Compensation Policies?

The objectives of the Company’s compensation policies applicable to the executive officers are to:

•	provide a compelling financial incentive to the Company’s executive officers to achieve the Company’s short- and long-term business objectives and financial performance goals,

•	align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and

•	enable the Company to attract, retain and reward talented executive officers who will contribute to the Company’s long-term success.

The HRCC seeks to ensure that a substantial portion of total compensation awarded to the Named Executive Officers is performance-based and comprises both short-term annual bonus and long-term equity and performance unit incentives as outlined in the table below. The mix of compensation is set such that base salary represents a much smaller portion of total target compensation than is represented by performance-based incentives.

The HRCC believes an appropriate balance is achieved through the use of annual cash bonuses and long-term incentives consisting of restricted stock, performance shares and performance units within the limits established by our incentive compensation plans. Performance-based compensation is directly linked to the achievement of clearly defined financial measures, and in some cases, corporate objectives with defined metrics, thresholds and milestones. The majority of the value of the long-term incentive award is linked to the price of our common stock. The HRCC believes that the Company’s achievement of the specified financial and operations measures and the Named Executive Officers’ achievement of key corporate objectives should reward the Company’s shareholders through the creation of long-term value. If the Company does not meet the established financial and operations measures or corporate objectives, performance-based compensation would be appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

The targeted level of compensation for Mr. Sadove is higher than that of the other Named Executive Officers, reflecting the different scope and nature of his role and the differences in market rates for these positions. The compensation mix reinforces the Company’s philosophy that the portion of “at risk” compensation as a percentage of total compensation opportunity should increase as one moves higher in the organization. The Company does not have a set differential that it establishes between various positions but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation, among other factors.

What are the Elements of our Compensation Program? Why Do We Choose to Pay Each Element?

The Company uses a mix of compensation elements that recognizes the scope and complexity of job responsibility, reinforces performance, rewards achievement of annual goals and objectives, encourages the enhancement of shareholder value and rewards achievement of performance goals. The Company seeks to maintain a competitive level of total target compensation. The specific elements of the compensation package and the corresponding performance measures, however, are specifically tailored to meet the Company’s strategic objectives and culture.

Outlined below is the rationale for each element of the compensation package provided to executive officers:

Base salary: fixed element of compensation designed to recognize the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive.

Annual bonus: variable element of compensation designed to reward the achievement of key financial metrics and accomplishment of key corporate objectives that are shorter term in nature but are critical to generating longer term Company success; focus on profitability and strategic initiatives to support current performance while improving the Company’s ability to create shareholder value.

Long-term incentives: variable element of compensation comprising (i) performance shares and performance units to reward financial performance, such as the achievement of EBITDA targets and other key financial measures and strategic corporate initiatives, and (ii) restricted stock to attract and retain top talent and to further reinforce alignment between the interests of management and shareholders. The mix of long-term incentive awards granted for 2011 was more heavily weighted toward performance shares and performance units (66.3%), with restricted stock comprising a smaller portion (33.7%) of total long-term incentive opportunities. On occasion, the HRCC will grant additional time-based restricted stock awards outside of the annual grants in order to motivate, reward and retain key executives. The HRCC did not grant any additional restricted stock awards to executive officers in 2011.

The HRCC’s general practice has been to grant long-term incentive and retention awards to executive officers during the Company’s first fiscal quarter. Our “Policy and Procedures for the Granting of Equity Awards,” in general, provides that:

•	All awards will be made in accordance with our shareholder approved equity compensation plans.

•

All awards will be granted by the HRCC except for awards to be granted to employees (excluding executive officers who are subject to Section 16 of the Exchange Act or are “covered employees” under Section 162(m) of the Internal Revenue Code (the “Code”)) by the Chief Executive Officer pursuant to delegated authority, which may not exceed 320,000 shares per fiscal year, without limitation as to the type of vehicle that can be awarded.

•	Awards made by the HRCC must be made at meetings and not by unanimous written consent.

•	The grant date for awards granted at HRCC meetings will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable.

•

The grant date for awards made by the Chief Executive Officer will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable, following: (i) in the case of new hires, the first day of employment, (ii) in the case of promoted associates, the effective date of the promotion, and (iii) in all other cases, the date the Chief Executive Officer approves the award.

•	The exercise price for stock option awards will be the NYSE closing price of the Company’s common stock on the grant date.

Medical, disability and life insurance coverage: The Company provides comprehensive benefits coverage to its executive officers intended to be competitive and to provide flexibility in the type and/or level of coverage available to such executive officers. These benefits are intended to minimize the potential financial exposure to the executive caused by the occurrence of a catastrophic health event to the executive or his or her family. Executive officers are eligible to participate in the same benefits offered to all other eligible employees. In addition to the base benefits package, certain executives are covered under individual, supplemental long-term disability policies intended to supplement the coverage offered under the base, group long-term disability program offered to all full-time associates of the Company. The Company pays the full cost of this coverage.

Perquisites: Each of the Named Executive Officers is eligible for reimbursement for financial and tax planning and preparation services. In addition, each of the Named Executive Officers is eligible for reimbursement for the expense associated with an annual physical examination. These perquisites are in line with competitive practices and provide the Named Executive Officer with appropriate support to plan for his or her financial security, enable the executive to devote more of his or her time to business matters, and benefit from Company-sponsored compensation and benefit programs. In addition, Mr. Sadove is provided with a car and driver. While the primary purpose of this benefit is business-related, Mr. Sadove has access to the car and driver for commuting. Mr. Frasch is reimbursed for the cost of a driver to assist with commuting. Subject to the approval of the Chief Executive Officer, the other Named Executive Officers may use the Company-provided aircraft for personal use (which would be included in their annual compensation). The rationale for providing perquisites to executive officers is to enhance the attractiveness and competitiveness of the overall compensation program and, in the case of Company-provided transportation, to provide greater security and convenience. For additional information regarding perquisites see “—Summary Compensation Table.”

What do our Compensation Programs Reward?

Our compensation programs contain several elements designed to reward executives for the accomplishment of both financial and non-financial performance objectives. For 2011, the HRCC determined that it was appropriate to continue to use Company EBITDA excluding certain non-recurring items as a key performance measure for the payment of annual cash bonuses and performance awards. The HRCC believed that the use of EBITDA was appropriate as it reflected the operating results of the Company and measures performance against pre-determined goals and objectives. In 2011, in addition to EBITDA, the annual bonus included measurement on the achievement of key corporate objectives. The payout under the key corporate objectives was partially dependent on the Company’s performance against EBITDA and target payout for these measures could not be reached unless the Company achieved its EBITDA target.

Long-term incentive awards reward sustained financial performance and serve as a vehicle for executives to establish and maintain meaningful levels of share ownership which align the interests of executives to those of the Company’s shareholders. The performance measures, as discussed further below, for the 2011 long-term incentive awards were the Company’s performance against a predetermined EBITDA and comparable store sales targets.

How do we Determine the Competitive Position of Pay?

The Company has historically relied on two sets of pay information to assist the HRCC in determining the competitive landscape for executive talent. The HRCC, with the assistance of Cook, reviews the peer groups each year to ensure their continued reasonableness. The two sets of pay information that the HRCC uses are as follows:

•

The Hay Group covers pay practices for a select group of retailers who appear in the consultant’s proprietary database. The companies used for comparison were, in general, competitors in the luxury, apparel or fashion retail market and included companies for which we compete for talent. In reviewing the peer group for 2011, the Company noted guidance provided by Institutional Shareholder Services (“ISS”) that the peer group companies that should be considered are those whose size falls within the range of 0.5x to 2x a company’s size.

•

Along with data provided from the The Hay Group Study, the HRCC also uses a custom peer group for benchmarking the compensation of our Chief Executive Officer and President. In 2009, the HRCC decided to expand the CEO/President proxy peer group to approximately 25 companies to provide the HRCC with a larger sample size consisting of luxury retailers and other general retailers of similar size to Saks. The HRCC believed that this larger set of comparables would provide greater statistical reliability. Nine companies were deleted from the peer group used by the Company in 2011 to ensure that the peer group’s size was similar to Saks.

One of the major differences in the above peer sets is that the proxy data contain publicly traded companies while the proprietary survey includes private companies as well as public companies.

The table below outlines the companies used in both peer groups:

Peer Company	Used in CEO Benchmarking	Used in Benchmarking of other NEOs
Abercrombie & Fitch Co.	X	X
Aeropostale, Inc.	X	X
American Eagle Outfitters, Inc.	X	X
Ann Taylor Stores Corporation	X	X
Bloomingdales		X
Brooks Brothers		X
Charming Shoppes, Inc.	X
The Children’s Place Retail Stores, Inc.	X
Coach, Inc.	X	X
Collective Brands Inc.	X
Guess?, Inc.	X
J. Crew Group, Inc.		X
Jones Apparel Group	X
Liz Claiborne, Inc.	X	X
Lord & Taylor		X
Neiman Marcus	X	X
Nordstrom, Inc.		X
Phillips-Van Heusen Corporation	X	X
Polo Ralph Lauren Corporation	X	X
Tiffany & Co.	X	X
Urban Outfitters Inc.	X
Williams-Sonoma Inc.	X	X
Total	17	16

The HRCC does not target a specified level of compensation among the peer sets but rather considers a broad range around median compensation of that group. Importantly, the goal of obtaining benchmark data is to provide the HRCC with a general litmus test for the market place for executive talent. The HRCC uses this information along with numerous other factors (including the executive’s tenure, individual and Company performance, expected future contributions to the Company, historical pay levels, “hire-away” risk, etc.) in arriving at what is appropriate compensation for a particular executive at Saks.

How Does the Company Determine the Amount of Each Element of Pay?

We review competitive data provided by The Hay Group to benchmark the total level of compensation paid by our competitors. Once the total market pay for each position is determined, we target the mix and level of base salary, annual bonus and long-term incentives such that total pay approximates the median of competitive practices. We provide awards that represent a mix of cash and equity-based awards to provide attractive incentives and facilitate the alignment of the interests of management and shareholders through equity-based compensation and share ownership.

In determining the compensation of the executive officers reporting to the Chief Executive Officer, the HRCC seeks the assessment of our Chief Executive Officer and the Executive Vice President, Human Resources relating to the performance and contributions of these executive officers and the Chief Executive Officer’s recommendations regarding individual compensation actions. These recommendations are supported by market data for executives at other retailers provided by The Hay Group. The HRCC consults independently with Cook regarding competitive pay practices and appropriate compensation for the Chief Executive Officer. Neither the Chief Executive Officer nor the Executive Vice President, Human Resources, plays a role in determining the Chief Executive Officer’s compensation.

Outlined below is a discussion of each specific element of total compensation provided to the executive officers.

What were the key determinations for each element of compensation?

Base Salary

Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to his or her duties and responsibilities. The performance and contributions of each executive officer are reviewed annually and based upon this review the executive officer may be eligible to receive a “merit increase.” The Company’s annual merit increase guideline for executive officers is based on competitive practices and overall Company performance. These increases reflect the Company’s operating results and individual contributions to overall performance and are consistent with competitive merit increases at the executive-officer level. The HRCC’s current practice is to review the performance of the senior management team annually for a salary increase effective May 1.

Upon the recommendation of management, as part of the Company’s expense reduction initiatives in 2009 and in light of the difficult economic environment, the HRCC reduced base salaries for the Named Executive Officers and all other executives by 3% to 7%. For 2010, upon the recommendation of management, the HRCC did not award any merit increases to the Named Executive Officers and resumed merit increases in 2011. For 2012, the HRCC approved a compensation design that includes merit increases of 3% for the Named Executive Officers effective May 1.

Executive	Base Salary
	2011	2012	% Change (2011 - 2012)
Stephen I. Sadove	$1,015,000	$1,045,000	3.0%
Kevin G. Wills	$600,000	$618,000	3.0%
Ronald L. Frasch	$1,000,000	$1,030,000	3.0%
Jennifer de Winter	$500,000	$515,000	3.0%
Denise Incandela	$500,000	$515,000	3.0%

Annual Cash Bonuses

At the start of each fiscal year, the HRCC establishes performance measures and target incentive levels for the Company’s annual bonus program for executive officers. Following the close of the fiscal year and based, in general, on the Company’s consolidated results of operations for the fiscal year, the HRCC assesses the Company’s actual performance against the pre-established performance objectives and determines the amount, if any, of the target bonus earned by the executive officers.

2011 Annual Bonus Program

For 2011, the annual bonus plan targets for each Named Executive Officer were as follows:

Executive	2011 Annual Incentive Plan Target
	Dollar Value	As a Percent of Salary
Stephen I. Sadove	$1,522,500	150%
Kevin G. Wills	$450,000	75%
Ronald L. Frasch	$850,000	85%
Jennifer de Winter	$300,000	60%
Denise Incandela	$300,000	60%

Under the 2011 annual cash bonus program, the HRCC used the following performance measures to determine bonus payments for the Named Executive Officers, except for Ms. Incandela: (i) EBITDA (75% weight) and (ii) the accomplishment of key corporate objectives (25% weight). The HRCC established the following measures for Ms. Incandela: (i) EBITDA (25% weight); (ii) the accomplishment of key corporate objectives (25% weight); (iii) operating profit for Saks Direct (25% weight); and (iv) comparable store sales for Saks Direct (25% weight).

The EBITDA performance measure established by the HRCC for the 2011 annual cash bonus program was based on the achievement of the 2011 operating plan which included significant gross margin rate improvement. The HRCC believed that the successful execution of the operating plan likely would result in a significant year-over-year improvement in EBITDA, which the HRCC expected would lead to enhanced shareholder value. When the HRCC established the 2011 EBITDA and key corporate objectives measures, the HRCC believed that these performance measures were challenging yet achievable. The 2011 EBITDA actual performance and payout are as follows:

EBITDA	Threshold	Target	Maximum	Actual
EBITDA Performance ($MM)	$220	$260	$300	$281.1
EBITDA Achievement (% of Target)	88%	100%	120%	108.1%
Payout Level (as a % of Target)	50%	100%	150%	126.3%

The key corporate objectives for the 2011 annual bonus program included:

•	Achieve New York City Saks Fifth Avenue Flagship store sales growth

•	Achieve outsized sales growth of Saks Direct

•	Improve customer service scores

•	Increase marketing effectiveness

•	Increase product differentiation

At the beginning of the fiscal year, the HRCC established that the bonus payout opportunity for achievement of the key corporate objectives performance measure (for the portion of target bonus attributable to such measure) should range from 0% for meeting no objectives to 100% for meeting objectives as outlined in the table below.

Key Corporate Objectives	Meets No Objectives	Meets Some Objectives	Meets Most Objectives	Meets Objectives
Key Corporate Objectives Achievement	0%	50%	75%	100%

The payout for the achievement of the key corporate objectives was capped at the target opportunity, with no upside earning potential for this performance measure alone. If the Company achieved EBITDA in excess of the target EBITDA level, the bonus opportunity for the achievement of the corporate objectives performance measure could increase up to a maximum payout of 150%. Conversely, if the Company achieved less than target EBITDA, the payout would decrease to a minimum payout of 75% as outlined in the table below.

EBITDA Multiplier for Key Corporate Objectives	Less than Threshold	Threshold	Target	Maximum
EBITDA Achievement	75%	90%	100%	150%

Achievement against the key corporate objectives multiplied by the EBITDA achievement determined the total payout opportunity for the key corporate objectives measure. As such, total payout opportunity under the 2011 bonus program ranged from 0% to 150% of target-level performance. For 2011, the HRCC determined that the Company achieved a level of “Meets Objectives” for performance against the key corporate objectives. This rating was determined by the HRCC because the Company met or exceeded each of the key corporate objectives measures. This rating coupled with the achievement level of EBITDA equaled a payout of 125% with respect to the key corporate objectives measures.

In addition to EBITDA achievement and achievement of key corporate objectives, Ms. Incandela was measured on the achievement of operating profit and comparable store sales for Saks Direct. The specific targets relating to operating profit for Saks Direct, which accounted for 25% of Ms. Incandela’s performance measures, are not disclosed because they involve confidential commercial and financial information, the disclosure of which would result in competitive harm for the Company. These targets were designed to be challenging but achievable. The table below sets forth the performance measures for Ms. Incandela relating to comparable store sales for Saks Direct.

Saks Direct Comparable Store Sales (1)	Threshold	Target	Maximum	Actual
Saks Direct Comparable Store Sales Increase	20.6%	25.8%	33.3%	26.1%
Saks Direct Comparable Store Sales Achievement (% of Target)	80%	100%	129%	101.2%
Payout Level (as a % of Target)	50%	100%	150%	102.1%

(1)

This represents a comparable store sales increase for bonus calculations that is slightly lower than reported in the Company’s earnings release issued on February 21, 2012 due to inter-company adjustments.

Both of the Saks Direct financial performance measures were governed by Company performance against the overall EBITDA goal. If the Company achieved less than the EBITDA target level, the payout on the Saks Direct financial measures would decrease to a minimum payout of 75% as outlined in the table below.

EBITDA Multiplier for Saks Direct Financial Measures	Less than Threshold	Threshold	Target	Maximum
EBITDA Achievement	75%	75%	100%	100%

Based on the Company’s performance against each of the established performance measures for the 2011 annual cash bonus program as discussed above, the Named Executive Officers were paid bonuses as follows:

Executive	2011 Annual Bonus Payout
	Based on EBITDA Achievement	Based on Corporate Objectives Achievement	Saks Direct Financial Achievement	Total 2011 Bonus Payout		Total 2011 Bonus Payout (as a % of Salary)	Total 2011 Bonus Payout (as a % of Target)
Stephen I. Sadove	$1,442,174	$477,141	—	$1,919,315		189%	126%
Kevin G. Wills	$426,259	$141,027	—	$567,286		95%	126%
Ronald L. Frasch	$805,155	$266,384	—	$1,071,539		107%	126%
Jennifer de Winter	$284,173	$94,018	—	$378,191		76%	126%
Denise Incandela	$94,725	$94,018	$143,624	$378,367	*	76%*	126%*

*	Includes an amount of $46,000 to Ms. Incandela in recognition of her contributions in her expanded role as Chief Marketing Officer (which was effective in September 2011) in addition to her role as President of Saks Direct.

Under the terms of the 2007 Senior Executive Bonus Plan, the HRCC, in its sole discretion, may reduce or eliminate the amount of any bonus award. From time to time, the HRCC has exercised its discretion to decrease bonus payouts or to provide, when warranted, supplemental bonuses. Any supplemental bonus payouts approved by the HRCC would be considered discretionary and the additional amount would not be deductible for U.S. federal income tax purposes if the executive to whom it was paid was covered by Section 162(m) of the Code and the payment exceeded the limits applicable to that Code section. In 2011, the HRCC did not make any negative adjustments to bonus payouts.

2012 Annual Bonus Program

For the 2012 annual cash bonus program for executive officers, the HRCC established the following performance measures for all Named Executive Officers: EBITDA, at specified levels (75% weight) and the accomplishment of key corporate objectives (25% weight). The key corporate objectives payout can be adjusted upward to a maximum of 150% based on the Company’s performance against the EBITDA target level.

EBITDA

The HRCC set the payout for the 2012 annual cash bonus program for the achievement of the EBITDA performance measure (for the portion of target bonus attributable to such performance measure) for each of the Named Executive Officers as follows:

EBITDA	Threshold	Target	Maximum
Payout Level (as a % of Target)	30%	100%	150%

Key Corporate Objectives

For 2012, the HRCC approved the following key corporate objectives for the 2012 annual bonus program to ensure that our executives are focused on the most critical initiatives to our business. Specific measures and milestones are used to evaluate the performance against each of these key objectives:

•	Achieve sales growth in certain flagship stores

•	Achieve outsized sales growth of Saks Direct

•	Improve customer service scores

•	Re-launch loyalty program

•	Increase customer insight capabilities

Based on the results of the annual executive compensation reviews by The Hay Group and Cook, the HRCC also approved increases in the target bonus opportunity (expressed as a percentage of base salary) for certain executives to better align the executives’ target bonus and overall total direct compensation with competitive practice. The table below sets forth the bonus targets for our Named Executive Officers for 2011 and 2012.

Executive	Bonus Targets (as a % of Salary)
	2011	2012
Stephen I. Sadove	150%	150%
Kevin G. Wills	75%	80%
Ronald L. Frasch	85%	90%
Jennifer de Winter	60%	65%
Denise Incandela	60%	65%

No other material changes were made to the bonus program for 2012.

Long-Term Incentive Awards

The Company provides long-term incentives principally in the form of performance share, performance unit, stock option and restricted stock awards. The HRCC believes that a combination of performance share awards, performance unit awards and restricted stock awards as part of the annual grant encourages the Company’s executive officers to focus on achievement of key financial and strategic objectives, facilitates share ownership and reinforces the alignment of management’s interests with that of shareholders, while also rewarding and retaining key executive officers and employees. While stock options have been granted in the past, the HRCC did not grant any stock options in 2011.

2011 Annual Awards under the Long-Term Incentive Program

On February 24, 2011, the Named Executive Officers received a mix in value of performance shares, performance units and restricted stock awards as part of the annual grants made to executive officers as outlined in the table below. These awards were approved by the HRCC and granted in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

Executive	Target Mix of Equity
	Performance Shares (33.7%) (1)	Performance Units (32.6%) (2)	Restricted Stock (33.7%) (1)	Total 2011 Value Granted
Stephen I. Sadove	$1,287,663	$1,250,000	$1,287,663	$3,825,326
Kevin G. Wills	$240,365	$233,333	$240,365	$714,063
Ronald L. Frasch	$377,720	$366,667	$377,720	$1,122,107
Jennifer de Winter	$128,775	$125,000	$128,775	$382,550
Denise Incandela	$103,022	$100,000	$103,022	$306,045

(1)	Based on a closing price of $12.31 per share of common stock on February 24, 2011.
(2)	The performance units are valued at $1.00 per unit.

For the 2011 performance share and performance unit programs for the executive officers, the HRCC established the following performance measures: EBITDA for 2011, at specified levels (75% weight) and comparable store sales for 2011, at specified levels (25% weight). The 2011 EBITDA and comparable store sales actual performance and payout are as follows:

EBITDA	Threshold	Target	Maximum	Actual
EBITDA Performance ($MM)	$220	$250	$300	$281.1
EBITDA Achievement (% of Target)	88%	100%	120%	112.4%
Payout Level (as a % of Target)	50%	100%	125%	115.5%

Comparable Store Sales	Threshold	Target	Maximum	Actual
Comparable Stores Sales Increase	3.4%	5.7%	10.6%	9.5%
Comparable Store Sales Achievement (% of Target)	60%	100%	186%	166.7%
Payout Level (as a % of Target)	50%	100%	125%	119.4%

The HRCC believes that EBITDA, combined with other financial measures, are appropriate measures of management’s performance against goals and objectives designed to create sustained performance and shareholder value. Each performance share and performance unit award was granted in accordance with the 2009 Long-Term Incentive Plan. Any earned performance shares are payable 100% on February 24, 2014, provided the executive remains in the continuous employ of the Company. Any earned performance units will be settled in cash only and will be payable 50% on November 5, 2012 and 50% on November 5, 2013.

Performance Shares

The HRCC awarded the target number of performance shares indicated in the table below to the Named Executive Officers under the 2011 performance share program subject to the achievement of the specified performance measures noted above. Provided that at least a threshold level of performance was achieved, the actual number of performance shares earned by the Named Executive Officers ranged from the threshold number of performance shares to the maximum number of performance shares determined based on the Company’s performance against the specified performance measures during 2011.

The following table sets forth the threshold, target and maximum levels as well as the actual payout based upon the achievement levels discussed above:

Executive	Performance Shares				Value of Performance Shares
	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	Actual Payout Number of Shares	Value of Threshold Number of Shares (1)	Value of Target Number of Shares (1)	Value of Maximum Number of Shares (1)	Value of Actual Payout Number of Shares (1)
Stephen I. Sadove	52,302	104,603	130,754	121,837	$643,838	$1,287,663	$1,609,582	$1,499,813
Kevin G. Wills	9,763	19,526	24,408	22,743	$120,183	$240,365	$300,462	$279,966
Ronald L. Frasch	15,342	30,684	38,355	35,740	$188,860	$377,720	$472,150	$439,959
Jennifer de Winter	5,231	10,461	13,077	12,185	$64,394	$128,775	$160,978	$149,997
Denise Incandela	4,185	8,369	10,462	9,748	$51,517	$103,022	$128,787	$119,998

(1)	Based on a closing price of $12.31 per share of common stock on February 24, 2011.

Performance Units

The HRCC also awarded the target number of performance units, valued at $1.00 per unit and to be settled in cash only, subject to the achievement of the established performance measures noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance units earned by the Named Executive Officers ranged from the threshold number of performance units to the maximum number of performance units determined based on the Company’s performance against the specified performance measures during 2011. The following table sets forth the threshold, target and maximum levels as well as the actual payout based upon the achievement levels discussed above:

Executive	Performance Units				Value of Performance Units
	Threshold Number of Units	Target Number of Units	Maximum Number of Units	Actual Payout Number of Units	Value of Threshold Number of Units	Value of Target Number of Units	Value of Maximum Number of Units	Value of Actual Payout Number of Units
Stephen I. Sadove	625,000	1,250,000	1,562,500	1,455,938	$625,000	$1,250,000	$1,562,500	$1,455,938
Kevin G. Wills	116,667	233,333	291,667	271,775	$116,667	$233,333	$291,667	$271,775
Ronald L. Frasch	183,333	366,667	458,333	427,076	$183,333	$366,667	$458,333	$427,076
Jennifer de Winter	62,500	125,000	156,250	145,594	$62,500	$125,000	$156,250	$145,594
Denise Incandela	50,000	100,000	125,000	116,475	$50,000	$100,000	$125,000	$116,475

Restricted Stock

As part of the annual equity grants approved by the HRCC in 2011, the Named Executive Officers were also awarded time-based restricted stock. These restricted stock awards were intended to provide the Named Executive Officers with the opportunity to build additional share ownership and to aid in the retention of those executive officers. The awards vest 100% on the third anniversary of the grant date. These awards were approved by the HRCC and granted in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

Executive	Restricted Stock
	Number of Restricted Shares	Value of Restricted Shares (1)
Stephen I. Sadove	104,603	$1,287,663
Kevin G. Wills	19,526	$240,365
Ronald L. Frasch	30,684	$377,720
Jennifer de Winter	10,461	$128,775
Denise Incandela	8,369	$103,022

(1)	Based on a closing price of $12.31 per share of common stock on February 24, 2011.

2012 Annual Awards under the Long-Term Incentive Program

On February 22, 2012, the Named Executive Officers received a mix in value (generally consistent with our approach in 2011) of performance shares, performance units and restricted stock awards as part of the annual grants made to executive officers as outlined in the table below. These awards were approved by the HRCC and were awarded under the 2009 Long-Term Incentive Plan and in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

Executive	Target Mix of Equity
	Performance Shares (34.2%) (1)	Performance Units (31.6%) (2)	Restricted Stock (34.2%) (1)	Total 2012 Value Granted
Stephen I. Sadove	$1,802,760	$1,666,667	$1,802,760	$5,272,186
Kevin G. Wills	$270,420	$250,000	$270,420	$790,840
Ronald L. Frasch	$432,666	$400,000	$432,666	$1,265,332
Jennifer de Winter	$171,265	$158,333	$171,265	$500,863
Denise Incandela	$171,265	$158,333	$171,265	$500,863

(1)	Based on a closing price of $11.26 per share of common stock on February 22, 2012.
(2)	The performance units are valued at $1.00 per unit.

In establishing long-term incentive targets for 2012, the HRCC reviewed survey data but also took into consideration emerging trends.

For the 2012 performance share and performance unit programs for executive officers, the HRCC established the following performance measures: EBITDA, at specified levels (75% weight) and comparable store sales, at specified levels (25% weight). The HRCC continues to believe that EBITDA, combined with other financial measures, are appropriate measures of management’s performance against goals and objectives designed to create sustained performance and shareholder value. Each performance share and performance unit award was made in accordance with the 2009 Long-Term Incentive Plan. Consistent with vesting of prior year’s awards, any earned performance shares are payable 100% on February 22, 2015, provided the executive remains in the continuous employ of the Company. Any earned performance units will be settled in cash only and will be payable 50% on November 5, 2013 and 50% on November 5, 2014.

The HRCC awarded the target number of performance shares indicated in the table below to the Named Executive Officers under the 2012 performance share program subject to the achievement of the specified performance measures noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance shares earned by the Named Executive Officers will range from the threshold number of performance shares to the maximum number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2012.

Executive	Performance Shares			Value of Performance Shares
	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	Value of Threshold Number of Shares (1)	Value of Target Number of Shares (1)	Value of Maximum Number of Shares (1)
Stephen I. Sadove	56,037	160,103	200,129	$630,977	$1,802,760	$2,253,453
Kevin G. Wills	8,406	24,016	30,020	$94,652	$270,420	$338,025
Ronald L. Frasch	13,450	38,425	48,032	$151,447	$432,666	$540,840
Jennifer de Winter	5,325	15,210	19,013	$59,960	$171,265	$214,086
Denise Incandela	5,325	15,210	19,013	$59,960	$171,265	$214,086

(1)	Based on a closing price of $11.26 per share of common stock on February 22, 2012.

The HRCC awarded the target number of performance units, valued at $1.00 per unit and to be settled in cash only, indicated in the table below to the Named Executive Officers under the 2012 performance unit program subject to the achievement of the established performance measure noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance units earned by the Named Executive Officers will range from the threshold number of performance units to the maximum number of performance units to be determined based on the Company’s performance against the specified performance measures during 2012.

Executive	Performance Units			Value of Performance Units
	Threshold Number of Units	Target Number of Units	Maximum Number of Units	Value of Threshold Number of Units	Value of Target Number of Units	Value of Maximum Number of Units
Stephen I. Sadove	583,334	1,666,667	2,083,333	$583,334	$1,666,667	$2,083,333
Kevin G. Wills	87,500	250,000	312,500	$87,500	$250,000	$312,500
Ronald L. Frasch	140,000	400,000	500,000	$140,000	$400,000	$500,000
Jennifer de Winter	55,417	158,333	197,917	$55,417	$158,333	$197,917
Denise Incandela	55,417	158,333	197,917	$55,417	$158,333	$197,917

As part of the annual equity grants approved by the HRCC in 2012, the Named Executive Officers were also awarded time-based restricted stock. These restricted stock awards are intended to provide the Named Executive Officers with the opportunity to build additional share ownership and to aid in the retention of such executive officer. These awards were approved by the HRCC and granted on February 22, 2012 in accordance with our “Policy and Procedures for the Granting of Equity Awards.” The restricted stock awards vest 100% in three years from the grant date.

The HRCC granted the following restricted stock awards to the Named Executive Officers:

Executive	Restricted Stock
	Number of Restricted Shares Granted	Value on Grant Date (1)
Stephen I. Sadove	160,103	$1,802,760
Kevin G. Wills	24,016	$270,420
Ronald L. Frasch	38,425	$432,666
Jennifer de Winter	15,210	$171,265
Denise Incandela	15,210	$171,265

(1)	Based on a closing price of $11.26 per share of common stock on February 22, 2012.

Each award was made in accordance with the 2009 Long-Term Incentive Plan. Consistent with 2011, the shares of restricted stock will vest 100% on the third anniversary of the grant date.

In addition to the annual equity grant, several Named Executive Officers were granted an additional time-based restricted stock grant for 2012. The intent of these grants is to assist in the retention of these key executives. Our CEO and President were not granted any special equity grants for 2012.

Executive	Special Restricted Stock
	Number of Restricted Shares Granted	Value on Grant Date (1)
Kevin G. Wills	96,062	$1,081,658
Jennifer de Winter	96,062	$1,081,658
Denise Incandela	96,062	$1,081,658

(1)	Based on a closing price of $11.26 per share of common stock on February 22, 2012.

Each award was made in accordance with the 2009 Long-Term Incentive Plan. The shares of the special restricted stock will vest one-third on the third anniversary of the grant date, one-third of the fourth anniversary of the grant date and one-third on the fifth anniversary of the grant date. This vesting schedule is longer than the vesting schedule for annual restricted shares granted to the Named Executive Officers in order to reinforce the retentive value of the special grants.

The table below sets forth the value of the total annual awards (excluding the special restricted stock grant in 2012 set forth in the table above) granted in 2009, 2010, 2011 and 2012. The annual grants from 2009 through 2011 during the economic downturn were relatively flat and were below market median. In 2012, the HRCC determined these grants should start to approach the market median, reflecting the improved economy and the Company’s improved performance.

Name	Total 2009 Target Value Granted	Total 2010 Target Value Granted	Total 2011 Target Value Granted	Total 2012 Target Value Granted
Stephen I. Sadove	$3,953,250	$3,928,572	$3,825,326	$5,272,186
Kevin G. Wills	$678,827	$654,762	$714,063	$790,840
Ronald L. Frasch	$1,086,125	$1,047,632	$1,122,107	$1,265,332
Jennifer de Winter	$402,636	$314,286	$382,550	$500,863
Denise Incandela	$183,283	$275,002	$306,045	$500,863

Termination or Change in Control—Rationale for Triggers

The Company has entered into employment agreements with each of the Named Executive Officers and with certain other executive officers. These agreements generally provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the employment agreements. For the Named Executive Officers, upon a “Change in Control” (as defined in the agreements) of the Company, each Named Executive Officer may terminate his or her employment for “good reason.” Additional information regarding the employment agreements is found under the heading “Employment Agreements” below and a quantification of benefits that would have been received by the Named Executive Officers had termination occurred on January 28, 2012 is found under the heading “Potential Payments upon Termination or Change-in-Control” below. See “—Potential Payments upon Termination or Change in Control.”

The HRCC believes that these agreements are an important part of a competitive overall compensation arrangement for the Named Executive Officers. The HRCC also believes that these agreements will help to secure the continued employment and dedication of the Named Executive Officers and mitigate concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus his or her undivided attention to serving the interests of the Company and our shareholders. The HRCC also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior executives. Finally, the HRCC believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

The payment of multiples of base salary and bonus and the accelerated vesting of stock options and payments under outstanding long-term awards are consistent with competitive practices for positions at the level of the Named Executive Officers. The potential amount of severance benefits an executive may receive in the event of a change in control did not influence the HRCC’s decisions regarding other compensation elements. The HRCC annually reviews the potential cost of these programs and closely evaluates the termination provisions in its equity awards; however, the potential amount of severance benefits an executive may receive has not influenced the HRCC’s decisions regarding setting compensation levels for a given year.

Does Saks have stock ownership guidelines for its executive officers?

Yes – in addition to rewarding performance and maintaining competitiveness in the market for top talent, our compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers and the Company’s other executive officers. To that end, we currently have in place the following share ownership guidelines, which are expressed as a multiple of annual base salary:

Chairman and Chief Executive Officer	5x or 500% of base salary
President and Executive Vice Presidents	1x or 100% of base salary
Group Senior Vice Presidents	0.5x or 50% of base salary

In determining compliance with these guidelines, share ownership includes shares owned outright by the executive (or by immediate family members) and unvested restricted stock as well as shares (or equivalent interests) held in our 401(k) Retirement Plan (the “401(k) Plan”), Employee Stock Purchase Program and Deferred Compensation Plan (“DCP”).

There is no set time frame for achieving the targeted level of share ownership. However, until the ownership guidelines are satisfied, executives are required to hold 75% of the net shares (after satisfying withholding for taxes and the exercise price for stock option exercises) from the Company’s equity-based compensation programs. To monitor compliance with these guidelines, the Corporate Governance Committee annually reviews the share ownership of the Company’s executives.

All of our executive officers are in compliance with the Company’s share ownership guidelines.

Does Saks have a policy relating to hedging of Company stock by directors and employees?

The Company’s “Securities Transaction Compliance and Blackout Policy for Directors, Executive Officers, Policy Committee Members and Other Designated Employees” prohibits our directors, executive officers and other employees from hedging the economic risks of share ownership resulting from the Company’s equity compensation programs.

Do the Company’s compensation policies and practices present a material risk to the Company?

We regularly assess the Company’s compensation policies and practices to determine whether those policies and practices are reasonably likely to result in a material adverse effect upon the Company. Based upon a review by the HRCC and management of our compensation policies and practices, we have concluded that no such effect would be anticipated from our current compensation policies and practices.

The HRCC designs compensation policies and practices with features that mitigate risk without diminishing the incentive nature of the compensation. With respect to specific elements of compensation:

•	the Company provides a mix of both long- and short-term elements when delivering compensation;

•	both the long- and short-term incentive plans have maximum payouts or “caps” in place (as set forth on page 38-41);

•	both the long- and short-term incentive plans use a mix of performance measures:

•	the long-term plan incorporated two measures in 2011 and

•	the short-term plan measures are determined by function. All plans have between three and five measures. Each plan includes corporate, business unit specific and individual performance measures;

•	the Company’s compensation programs use both cash and shares and use a number of vehicles, including performance shares, performance units and restricted shares;

•	different metrics are utilized for the short-term and long-term awards;

•	the time horizon for both the long- and short-term plans are considered reasonable within the retail industry:

•	the short-term plan is a one-year plan and

•	the long-term plan uses a one-year performance period with a two-year hold period until vesting;

•	the HRCC has final discretion on payouts under both the short- and long-term plans;

•	the HRCC awaits the release of the Company’s Form 10-K prior to finalizing short- and long-term incentive plan payouts;

•	the HRCC uses tally sheets to review the compensation of executive officers;

•	the HRCC uses the services of an independent outside compensation consultant;

•	the Board engages in its own risk oversight including a review of enterprise risk, Company strategy and internal control over financial reporting;

•	the Board has overlapping memberships on Board committees;

•	Committee Reports of all Board committees are made to the full Board at each regular Board meeting;

•	the Company has in place stock ownership guidelines that restrict sales of equity by executive officers (as set forth on page 42);

•

the Company maintains a securities transaction compliance policy that requires executive officers (Vice President and above), along with other restricted associates, to obtain permission to undertake any transaction in the Company’s common stock, even during an open trading period;

•

the Company’s securities transaction compliance policy prohibits the purchase or sale by associates at any time, even during an open trading period, of any derivatives in the Company’s securities, including but not limited to, put or call options, warrants, straddles or other hedging transactions relating to the Company’s securities. Associates are also prohibited from selling short any of the Company’s securities; and

•	the Company intends to implement clawback provisions after the SEC provides guidance and issues final rules.

Does the Company provide for the forfeiture of equity-based awards?

Yes. The Company’s equity award agreements provide that if an associate engages in any business or activity that, in the opinion of the HRCC, is in conflict or adverse to the interest of the Company or engages in any business or activity that is competitive with any business or activity conducted by the Company, the associate will forfeit all unearned or unpaid equity awards. The Company’s equity award agreements also provide that if, within six months following an associate’s termination of employment, an associate engages in any business or activity determined by the HRCC to be competitive with any business or activity conducted by the Company, the associate shall pay to the Company an amount in cash equal to the value, determined at the date of vesting, of any award that vested on or after or within six months prior the associate’s termination of employment.

What is the effect of accounting and tax treatments on compensation?

Although the accounting and tax treatment of executive compensation generally has not been a factor in the HRCC’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes). We also do not expect accounting treatment of differing forms of equity awards to vary significantly, and, therefore, accounting treatment is not expected to have a material effect on the HRCC’s future selection of differing types of equity awards.

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to those Named Executive Officers who are “covered employees,” unless the compensation constitutes “qualified performance-based compensation,” both terms as defined in Section 162(m). It is the HRCC’s intention to utilize performance-based compensation in order to maximize the deductibility of executive compensation. However, the HRCC believes that, to remain competitive, it must maintain a compensation program that will continue to attract, retain and reward the executive talent necessary to maximize shareholder return. As a consequence, the Company has in the past, and will in the future, pay compensation, such as salary and time-vested restricted stock awards, to one or more of the Named Executive Officers, that exceeds $1 million and does not constitute qualified performance-based compensation when the HRCC deems such payments to be in our best interests and those of our shareholders.

As noted above, we provide our Named Executive Officers with agreements that provide for certain payments and benefits that are triggered upon a change in control of Saks. These agreements also provide for tax protection in the form of a gross-up payment to reimburse the executive for excise tax under Internal Revenue Code Section 4999 above a certain threshold as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” received upon a change in control and Code Section 280G disallows the tax deduction to the payor of such excess parachute payment. A payment as a result of a change in control must equal or exceed three times the executive’s base amount in order to be considered a parachute payment. The excise tax is then imposed on the excess of the parachute payments over the executive’s base amount. The agreements provide for a gross-up payment for the excise tax to the extent the parachute payments exceed 330% of the executive’s base amount. The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control. We believe that the provision of tax protection for certain of our executive officers was consistent with market practice at the time those agreements were entered into, is often a valuable executive talent retention provision and is consistent with the objectives of our overall executive compensation program. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the HRCC and what does it do?

The HRCC establishes the salaries and other compensation of the Chairman and Chief Executive Officer, the other executive officers named in the Summary Compensation Table and other selected senior executives of the Company. The HRCC also is charged with the responsibility to review and approve our executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. As it deems necessary, the HRCC engages independent compensation consultants and counsel to advise the HRCC on all matters related to Chief Executive Officer and other executive compensation. The HRCC engages an independent consultant to conduct a competitive review of executive compensation, including long-term incentive compensation levels.

The HRCC met six times in 2011. All of the HRCC meetings included an executive session with no Company employees present.

Are the members of the HRCC “independent”?

Yes. The HRCC is comprised of four directors, all of whom are independent as determined in accordance with the NYSE’s listing standards and our Corporate Governance Guidelines.

What has the HRCC done in recommending that our Compensation Discussion & Analysis (“CD&A”) be included in our proxy statement and Annual Report on Form 10-K/A?

The HRCC has reviewed and discussed the CD&A with management. Based on its review and discussions of the CD&A with management, the HRCC has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Forms 10-K and 10-K/A for 2011.

Who has furnished this report?

This report has been furnished by the members of the HRCC:

Nora P. McAniff, Chair

Robert B. Carter

Donald E. Hess

Marguerite W. Kondracke

Human Resources and Compensation Committee Interlocks and Insider Participation

None of the members of the HRCC serves or has ever served as an executive officer of the Company, and no relationships exist requiring disclosure under applicable regulations of the SEC. In addition, none of our executive officers has served on the board of directors or on the compensation committee of any other entity whose executive officers served either on our Board or on our HRCC.

Summary Compensation Table

The following table sets forth for 2011, total compensation for Stephen I. Sadove, Chief Executive Officer (“Principal Executive Officer”), Kevin G. Wills, Executive Vice President of Finance and Chief Financial Officer (“Principal Financial Officer”), and for the three most highly compensated executive officers other than the Principal Executive Officer and the Principal Financial Officer. As used in this proxy statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Exchange Act.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Stephen I. Sadove	2011	$1,007,700	—		$2,575,326	—	$3,375,253	—	$94,167	(5)(10)(11)	$7,052,446
Chief Executive Officer	2010	$985,800	—		$2,678,572	—	$3,468,051	—	$124,112		$7,256,535
	2009	$1,015,534	—		$1,180,000	$747,500	$3,634,311	—	$92,291		$6,669,636

Kevin G. Wills	2011	$596,063	—		$480,730	—	$839,061	—	$13,714	(6)(11)	$1,929,568
Executive Vice President,	2010	$584,250	—		$446,428	—	$821,797	—	$15,450		$1,867,925
Chief Financial Officer	2009	$594,500	$250,000		$470,494	—	$649,986	—	$152,627		$2,117,607

Ronald L. Frasch	2011	$994,125	—		$755,440	—	$1,498,615	—	$49,414	(7)(11)	$3,297,594
President and Chief	2010	$976,500	—		$714,298	—	$1,505,134	—	$42,692		$3,238,624
Merchandising Officer	2009	$1,001,000	$250,000		$752,793	—	$1,183,139	—	$37,571		$3,224,503

Jennifer de Winter	2011	$481,875	—		$257,550	—	$523,785	$13,959	$10,876	(8)	$1,288,045
Executive Vice President	2010	$427,500	—		$214,286	—	$484,751	$5,323	$31,380		$1,163,240
of Stores	2009	$435,000	—		$197,608	—	$318,332	$13,186	$24,770		$988,896

Denise Incandela	2011	$434,628	$46,000	(12)	$206,045	—	$448,842	$12,200	$16,089	(9)	$1,163,804
Executive Vice President, Chief Marketing Officer, President of Saks Direct

(1)	The amounts shown in this column reflect the grant-date fair value of restricted stock and performance share awards granted in 2011, 2010, and 2009. The fair value of restricted stock and performance share awards is based on the market value of the Company’s common stock on the date of grant. Amounts disclosed above for performance share awards granted are based upon the most probable outcome of the performance conditions on the grant date, which include certain operational objectives and financial measurements. Actual amounts earned are based on achieving these operational objectives and financial measurements and are determined by the HRCC at the end of the applicable performance period. For 2011, the maximum payout value for the performance share awards is as follows: Mr. Sadove $1,609,582; Mr. Wills $300,462; Mr. Frasch $472,150; Ms. de Winter $160,978; and Ms. Incandela $128,787. See the Outstanding Equity Awards at Fiscal Year-End section on page 49 for information on performance share awards earned in 2011. For 2010 and 2009, the value disclosed represents the maximum payout value for those awards.
(2)	The amounts shown in this column reflect the grant-date fair value of stock options granted in 2009. There were no stock options granted in 2011 and 2010. For additional information regarding the assumptions used to determine the fair value of the stock options, see Note 10 to the Consolidated Financial Statements included in the Company’s Annual Report on Forms 10-K and 10-K/A for the year ended January 28, 2012.
(3)	The amounts shown for 2011 reflect cash bonuses as well as performance units that will be settled in cash. Cash bonuses are awarded to the Named Executive Officers under the Company’s 2007 Senior Executive Bonus Plan for the achievement of specified performance measures, including key financial metrics and corporate objectives. Cash bonuses for 2011 are as follows: Mr. Sadove $1,919,315; Mr. Wills $567,286; Mr. Frasch $1,071,539; Ms. de Winter $378,191; and Ms. Incandela $332,367. Performance units to be settled in cash are awarded to the Named Executive Officers under the Company’s 2009 Long-Term Incentive Plan and are based on certain financial measurements. The value of the performance units to be settled in cash awarded to each executive is as follows: Mr. Sadove $1,455,938; Mr. Wills $271,775; Mr. Frasch $427,076; Ms. de Winter $145,594; and Ms. Incandela $116,475. The performance units vest in two equal installments on November 5, 2012 and November 5, 2013.

(4)	These amounts relate to the change in the pension value for the Saks Fifth Avenue Pension Plan.
(5)	Includes (i) personal use of the Company aircraft of $32,260; (ii) financial and tax planning services of $28,716; (iii) personal use of a Company-provided car and driver; (iv) reimbursement for an annual physical examination; (v) supplemental long-term disability insurance premiums; (vi) excess life insurance premiums; (vii) Company matching contributions under the 401(k) Plan; and (viii) Company contributions to the Deferred Compensation Plan (“DCP”).
(6)	Includes (i) financial and tax planning services; (ii) personal use of a Company-provided car and driver; (iii) supplemental long-term disability insurance premiums; (iv) excess life insurance premiums; (v) Company matching contributions under the 401(k) Plan; and (vi) Company contributions to the DCP.
(7)	Includes (i) financial and tax planning services; (ii) personal use of a Company-provided car and driver of $27,435; (iii) reimbursement for an annual physical examination; (iv) supplemental long-term disability insurance premiums; (v) excess life insurance premiums; (vi) Company matching contributions under the 401(k) Plan; and (vii) Company contributions to the DCP.
(8)	Includes (i) financial and tax planning services; (ii) supplemental long-term disability insurance premiums; (iii) excess life insurance premiums; (iv) Company matching contributions under the 401(k) Plan; and (v) Company contributions to the DCP.
(9)	Includes (i) financial and tax planning services; (ii) supplemental long-term disability insurance premiums; (iii) excess life insurance premiums; and (iv) Company matching contributions under the 401(k) Plan.
(10)	The amounts shown for the personal use of the Company aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.
(11)	The amounts shown for the personal use of Company-provided cars and drivers are based on the incremental cost to the Company. Since the Company-provided car is used for both personal and business purposes, the percentage of personal use is calculated and applied to the lease and driver expenses.
(12)	The amount shown is a discretionary bonus, which was paid on April 10, 2012.

Grants of Plan-Based Awards—2011

The following table provides information regarding grants of awards and possible payouts under the Company’s annual bonus program and long-term incentive program in 2011.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Stephen I. Sadove	2/24/2011	—	—	—	52,302	104,603	130,754	—	—	—	$1,287,663
	2/24/2011	—	—	—	—	—	—	104,603	—	—	$1,287,663
		$1,386,250	$2,772,500	$3,846,251

Kevin G. Wills	2/24/2011	—	—	—	9,763	19,526	24,408	—	—	—	$240,365
	2/24/2011	—	—	—	—	—	—	19,526	—	—	$240,365
		$341,667	$683,333	$966,667	—	—	—	—	—	—	—

Ronald L. Frasch	2/24/2011	—	—	—	15,342	30,684	38,355	—	—	—	$377,720
	2/24/2011	—	—	—	—	—	—	30,684	—	—	$377,720
		$608,333	$1,216,667	$1,733,334	—	—	—	—	—	—	—

Jennifer de Winter	2/24/2011	—	—	—	5,231	10,461	13,077	—	—	—	$128,775
	2/24/2011	—	—	—	—	—	—	10,461	—	—	$128,775
		$212,500	$425,000	$606,250	—	—	—	—	—	—	—

Denise Incandela	2/24/2011	—	—	—	4,185	8,369	10,462	—	—	—	$103,022
	2/24/2011	—	—	—	—	—	—	8,369	—	—	$103,022
		$200,000	$400,000	$575,000	—	—	—	—	—	—	—

(1)	Includes possible payouts of (i) the annual cash bonus granted under the 2007 Senior Executive Bonus Plan and (ii) performance units granted under the 2009 Long-Term Incentive Plan. The performance units are valued at $1.00 per unit and are to be settled in cash only.
(2)	The amounts shown in this column reflect the grant-date fair value of restricted stock and performance share awards granted under the 2009 Long-Term Incentive Plan. For awards subject to performance conditions, the grant-date fair value is based upon the most probable outcome of the performance conditions on the grant date, which include certain financial measurements.

Awards in 2011

As discussed in “Compensation Discussion and Analysis,” the Company emphasized performance-based awards in 2011.

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2011” table include the threshold, target, and maximum-level payments of the 2011 annual cash bonuses associated with the annual bonus plans and performance units that are to be settled in cash. For the 2011 annual cash bonus, the HRCC established the following performance measures for each of the Named Executive Officers, except Ms. Incandela: (i) EBITDA, at specified levels (75% weight); and (ii) the achievement of key corporate objectives (25% weight). The HRCC determined the following measures for Ms. Incandela: (i) EBITDA (25% weight); (ii) the accomplishment of key corporate objectives (25% weight); (iii) operating profit for Saks Direct (25% weight); and (iv) comparable store sales for Saks Direct (25% weight). The payout of the 2011 annual cash bonus is capped at 150% of target. Based on the Company’s performance against the established performance measures for the 2011 annual cash bonus program, each Named Executive Officer except for Ms. Incandela, received 126% of their target bonus award. Ms. Incandela received 126% of her target bonus award based on established performance measures and a discretionary bonus in recognition of her contributions in her expanded role as Chief Marketing Officer in addition to her role as President of Saks Direct. For additional information regarding the 2011 annual cash bonuses, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Bonuses.” For the 2011 performance units to be settled in cash, the HRCC established the following performance measures for each of the Named Executive Officers: EBITDA, at specified levels (75%); and comparable store sales, at specified levels (25% weight). The payout of the performance unit awards for achievement of each measure is capped at 125% of target. Based on the Company’s performance against the established performance measures, each Named Executive Officer earned 116% of the units granted. The performance units vest in two equal installments on November 5, 2012 and November 5, 2013. For additional information regarding the 2011 performance units to be settled in cash, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2011 Annual Awards under the Long-Term Incentive Program.”

The “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2011” table show the potential payouts of the performance share awards granted under the 2009 Long-Term Incentive Plan for each of the Named Executive Officers according to the level of performance achieved in 2011. The HRCC approved the same performance measures discussed above for the 2011 performance units to be settled in cash. The payout of these awards for achievement of each measure is capped at 125% of target. Based on the Company’s performance against the established performance measures, each Named Executive Officer earned 116% of the performance shares granted for the 2011 performance period. The performance shares earned are subject to an additional two-year restriction period and will vest on February 24, 2014. For additional information regarding the 2011 performance shares, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2011 Annual Awards under the Long-Term Incentive Program.”

Outstanding Equity Awards at Fiscal Year-End—2011

The following table provides information regarding stock options, restricted stock, and performance shares held by each of the Named Executive Officers as of January 28, 2012. For information regarding performance share awards earned in 2011, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards.”

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Stephen I. Sadove	202,500	—	—	$19.76	03/09/14	1,100,264	(2)	$10,716,571	—		$—
	172,548	57,514	—	$13.04	03/06/15
	—	325,000	—	$2.36	02/26/16

Kevin G. Wills	13,125	—	—	$20.31	05/04/14	342,171	(3)	$3,332,746	—		$—
	21,570	7,188	—	$13.04	03/06/15

Ronald Frasch	100,000	—	—	$19.76	03/09/14	543,112	(4)	$5,289,911	25,000	(5)	$243,500
	86,274	28,757	—	$13.04	03/06/15

Jennifer de Winter	7,500	—	—	$19.76	03/09/14	200,366	(6)	$1,951,565	—		$—
	9,705	3,236	—	$13.04	03/06/15

Denise Incandela	7,500	—	—	$19.76	03/09/14	162,213	(7)	$1,579,955	—		$—
	9,705	3,236	—	$13.04	03/06/15

(1)	Based on the NYSE closing price of Company stock on January 27, 2012 of $9.74.
(2)

Consists of (i) 1,800 shares of restricted stock granted on October 2, 1998, which have vested but will not be released until retirement from the Board of Directors; (ii) 250,000 performance shares granted on February 26, 2009, which were earned based on the achievement of the 2009 performance criteria established by the HRCC and were subject to a three-year restriction period ending on February 26, 2012; (iii) 250,000 shares of restricted stock granted on February 26, 2009, which vested on February 26, 2012; (iv) 186,012 performance shares granted on February 25, 2010, which were earned based on the achievement of the 2010 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 25, 2013; (v) 186,012 shares of restricted stock granted on

February 25, 2010, which will vest on February 25, 2013; (vi) 121,837 performance shares granted on February 24, 2011, which were earned based on the achievement of the 2011 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 24, 2014; and (vii) 104,603 shares of restricted stock granted on February 24, 2011, which will vest on February 24, 2014.
(3)	Consists of (i) 38,536 shares of restricted stock granted on March 6, 2008, which vest in two equal installments on March 6, 2012 and March 6, 2013; (ii) 99,681 performance shares granted on February 26, 2009, which were earned based on the achievement of the 2009 performance criteria established by the HRCC and were subject to a three-year restriction period ending on February 26, 2012; (iii) 99,681 shares of restricted stock granted on February 26, 2009, which vested on February 26, 2012; (iv) 31,002 performance shares granted on February 25, 2010, which were earned based on the achievement of the 2010 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 25, 2013; (v) 31,002 shares of restricted stock granted on February 25, 2010, which will vest on February 25, 2013; (vi) 22,743 performance shares granted on February 24, 2011, which were earned based on the achievement of the 2011 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 24, 2014; and (vii) 19,526 shares of restricted stock granted on February 24, 2011, which will vest on February 24, 2014.
(4)	Consists of (i) 25,000 shares of restricted stock granted on July 25, 2007, which will vest on July 25, 2012; (ii) 33,500 shares of restricted stock granted on March 6, 2008, which vest in two equal installments on March 6, 2012 and March 6, 2013; (iii) 159,490 performance shares granted on February 26, 2009, which were earned based on the achievement of the 2009 performance criteria established by the HRCC and were subject to a three-year restriction period ending on February 26, 2012; (iv) 159,490 shares of restricted stock granted on February 26, 2009, which vested on February 26, 2012; (v) 49,604 performance shares granted on February 25, 2010, which were earned based on the achievement of the 2010 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 25, 2013; (vi) 49,604 shares of restricted stock granted on February 25, 2010, which will vest on February 25, 2013; (vii) 35,740 performance shares granted on February 24, 2011, which were earned based on the achievement of the 2011 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 24, 2014; and (viii) 30,684 shares of restricted stock granted on February 24, 2011, which will vest on February 24, 2014.
(5)	Consists of performance shares granted on July 25, 2007, which will vest on July 25, 2012 contingent upon the average annual compound growth rate of the price of the Company’s common stock from the date of grant to vesting.
(6)	Consists of (i) 64,226 shares of restricted stock granted on March 6, 2008, which vest in two equal installments on March 6, 2012 and March 6, 2013; (ii) 41,866 performance shares granted on February 26, 2009, which were earned based on the achievement of the 2009 performance criteria established by the HRCC and were subject to a three-year restriction period ending on February 26, 2012; (iii) 41,866 shares of restricted stock granted on February 26, 2009, which vested on February 26, 2012; (iv) 14,881 performance shares granted on February 25, 2010, which were earned based on the achievement of the 2010 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 25, 2013; (v) 14,881 shares of restricted stock granted on February 25, 2010, which will vest on February 25, 2013; (vi) 12,185 performance shares granted on February 24, 2011, which were earned based on the achievement of the 2011 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 24, 2014; and (vii) 10,461 shares of restricted stock granted on February 24, 2011, which will vest on February 24, 2014.
(7)	Consists of (i) 64,226 shares of restricted stock granted on March 6, 2008, which vest in two equal installments on March 6, 2012 and March 6, 2013; (ii) 26,914 performance shares granted on February 26, 2009, which were earned based on the achievement of the 2009 performance criteria established by the HRCC and were subject to a three-year restriction period ending on February 26, 2012; (iii) 26,914 shares of restricted stock granted on February 26, 2009, which vested on February 26, 2012; (iv) 13,021 performance shares granted on February 25, 2010, which were earned based on the achievement of the 2010 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 25, 2013; (v) 13,021 shares of restricted stock granted on February 25, 2010, which will vest on February 25, 2013; (vi) 9,748 performance shares granted on February 24, 2011, which were earned based on the achievement of the 2011 performance criteria established by the HRCC and are subject to a three-year restriction period ending on February 24, 2014; and (vii) 8,369 shares of restricted stock granted on February 24, 2011, which will vest on February 24, 2014.

Option Exercises and Stock Vested—2011

The following table provides information regarding the exercise of stock options by the Named Executive Officers during 2011 and the vesting of restricted stock awards held by the Named Executive Officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen I. Sadove	162,500	$1,557,514	—	—
Kevin G. Wills	—	—	18,980	$225,862
Ronald Frasch	—	—	41,500	$476,850
Jennifer de Winter	—	—	31,633	$376,433
Denise Incandela	—	—	31,633	$376,433

Pension Benefits—2011

The following table provides information, as of January 28, 2012, with respect to the present value of accumulated benefits payable to the Named Executive Officers under the Saks Fifth Avenue Pension Plan (the “SFA Pension Plan”), which is a qualified retirement plan. The SFA Pension Plan is a defined benefit cash balance plan, which was converted from a traditional defined benefit pension plan in 1998. The calculation of a participant’s pension benefit is determined, in part, by the number of years of credited service earned by such Named Executive Officer. The values reflected below represent the greater of the present value of the grandfathered traditional defined benefit annuity or the participant’s cash balance account, determined using interest rate and mortality rate assumptions consistent with those used in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K and Form 10-K/A for 2011. Other assumptions used in the calculation of the amounts under the SFA Pension Plan are included in Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Forms 10-K and 10-K/A for 2011. The SFA Pension Plan provides for an immediate lump sum payment of benefits upon termination from the Company or payments in the form of a monthly annuity at age 65 or as early as age 55 if the participant satisfies the SFA Pension Plan’s early retirement provisions. The monthly annuity can be paid for the participant’s lifetime or the joint lifetime of the participant and his or her designated beneficiary. During 2006, the Company froze benefit accruals for all participants, except for those who had attained age 55 and completed 10 years of service as of December 31, 2006 and who continued to be “non-highly compensated employees” as defined under the SFA Pension Plan. In January 2009, the Company suspended future benefit accruals for the remaining participants in the SFA Pension Plan effective March 13, 2009.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen I. Sadove	—	—	—	—
Kevin G. Wills	—	—	—	—
Ronald L. Frasch	—	—	—	—
Jennifer de Winter	Saks Fifth Avenue Pension Plan	12	73,987	—
Denise Incandela	Saks Fifth Avenue Pension Plan	8	55,842	—

(1)	Consists of the number of years of service credited to the Named Executive Officers for the purpose of determining the accumulated benefits under the SFA Pension Plan. Effective January 1, 2007, the SFA Pension Plan was frozen such that benefits would no longer accrue.

Nonqualified Deferred Compensation—2011

For the Named Executive Officers participating in the Saks Incorporated Deferred Compensation Plan (“DCP”), the following table provides information regarding executive and Company contributions, plan earnings, withdrawals and distributions during 2011, and aggregate DCP balances at January 28, 2012.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Stephen I. Sadove	—	$1,852	$246,237	($502,929)	$4,084,517
Kevin G. Wills	—	$848	$701	—	$15,009
Ronald L. Frasch	—	$1,829	$1,512	—	$32,386
Jennifer de Winter	—	$456	$345	—	$10,239
Denise Incandela	—	—	—	—	—

(1)	These amounts are reported as compensation for 2011 under the “All Other Compensation” column in the Summary Compensation Table.
(2)	Aggregate earnings reflect: (i) appreciation/depreciation in the price of the common stock to the extent the Named Executive Officer’s DCP balance is credited with gains and losses as if invested in the common stock, and (ii) all other earnings with respect to the Named Executive Officer’s DCP balance. None of these amounts have been reported as compensation for 2011 in the Summary Compensation Table.
(3)	No amounts have been reported as compensation in the Summary Compensation Table in prior years.

The DCP is a nonqualified deferred compensation plan pursuant to which a full-time salaried employee, who is designated as eligible to participate by the HRCC, may elect to defer, on a pre-tax basis, up to 90% of his or her base salary and up to 90% of his or her annual bonus. Non-employee directors of the Company are also eligible to participate in the DCP and may elect to defer, on a pre-tax basis, up to 100% of their retainers and attendance fees. The HRCC, in its discretion, may also permit a participant to defer compensation payable in the form of a grant of common stock. The Company may, at the discretion of the HRCC, also make matching employer contributions and other employer contributions (including crediting lost company match contributions which are intended to make up for the matching contribution limits imposed under our 401(k) Plan due to the application of deferral or compensation limits under the Internal Revenue Code) to the DCP on behalf of participants. The DCP allows participants to defer compensation and/or stock grants into either a retirement class share (payable at retirement) or in-service class share (payable while employed, based on the beginning payout date selected) account. Participants can elect to have payments from either of these accounts made in either a one-time lump sum distribution or annual installments. Participants elect the year in which in-service class share installments are to commence.

Amounts deferred under the DCP are credited with earnings associated with hypothetical investment alternatives elected by the participant from a variety of investment funds. Deferred grants of shares of common stock are credited with gains and losses as if such amounts were invested in shares of common stock. Any dividends that would be credited to shares of common stock are deemed to be reinvested in additional shares. Participants have a one-time election opportunity to transfer amounts that are deemed to be invested in shares of common stock to other investment options available under the plan.

Under the DCP, distributions cannot commence sooner than twelve months from the end of the period in which the income has been deferred. In the event of a financial hardship, a participant can elect to receive a distribution in advance of the previously elected distribution date. Distributions are generally made as soon as possible after January 31 and are based on the account value as of the last business day in January. Distributions of a participant’s entire account balance will occur in the event of termination of employment, permanent disability, or death.

The DCP is “unfunded” for tax purposes. As a consequence, participant account balances maintained under the DCP are merely bookkeeping entries that measure the Company’s obligation to the plan participants.

Employment Agreements

During 2011, all of the Named Executive Officers were employed pursuant to agreements with the Company. On July 31, 2007, the Company entered into employment agreements with Messrs. Sadove and Frasch. Mr. Sadove’s employment agreement, as amended, continues until terminated in accordance with its terms and provides for a salary of not less than $985,800 per year, an annual bonus having a target value of not less than 150% of salary, an annual long-term equity incentive award having a target value of not less than $3,375,000 and other benefits, including transportation services, reimbursement for financial and tax planning services and annual physical examinations and five weeks of paid vacation per calendar year. Mr. Frasch’s employment agreement, as amended, which continues until terminated in accordance with its terms, provides for a salary of not less than $976,500 per year, an annual bonus having a target value of not less than 75% of salary, an annual long-term equity incentive award having a target value of not less than $1,000,000, other benefits similar to those of Mr. Sadove and two special equity awards. The special equity awards consist of: (i) 75,000 shares of restricted stock vesting in three equal annual installments commencing on the third anniversary of the date of grant and (ii) 75,000 performance shares vesting in three installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the common stock (50,000 performance shares of which were forfeited because the performance criteria were not met and the remaining 25,000 being outstanding and for which performance will be measured in July 2012).

On April 17, 2007, the Company and Mr. Wills entered into an employment agreement. The employment agreement, as amended, which continues until terminated in accordance with its terms, provides for a base salary of not less than $584,250 per year and an annual bonus having a target value of not less than 60% of base salary. Under the agreement the Company awarded Mr. Wills, among other things, 13,125 stock options. The stock options vest in four equal consecutive annual installments of whole shares beginning on May 4, 2008. The Company may terminate Mr. Wills’ employment agreement at any time without cause, and Mr. Wills may terminate the employment agreement for good reason (as those terms as defined in the agreement).

Each of the other Named Executive Officers has employment agreements with the Company which, as amended, continue until terminated in accordance with their terms and set forth the Named Executive Officer’s minimum base salary; annual target bonus potential (expressed as a percentage of base salary); entitlement to participate in the Company’s benefit plans, equity awards, and severance benefits; and change-in-control protections. The minimum base salaries for the other Named Executive Officers specified in their employment agreements are: Ms. de Winter, $427,500 and Ms. Incandela, $374,894. Ms. de Winter’s and Ms. Incandela’s employment agreements provide for an annual bonus opportunity having a target value of not less than 50% of base salary. Ms. de Winter’s and Ms. Incandela’s bonus targets were increased to 65% of base salary in February 2012. The bonus targets for Messrs. Frasch and Wills were increased in February 2012 from 85% to 90% and 75% to 80%, respectively.

In addition to the compensation and benefits described above, each of the Named Executive Officers are entitled to reimbursement (up to specified amounts) for annual financial and tax planning services and tax preparation services, payment for the cost of annual physical examinations, participate in each employee benefit plan and receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Sadove is also entitled to transportation or a transportation allowance.

Each of the employment agreements of Messrs. Sadove and Frasch and Ms. de Winter and Ms. Incandela provides that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as defined in each of the employment agreements), the executive would be entitled to receive:

•	two times salary and one times target bonus (at levels in effect prior to amendments executed in 2009), payable in 24 equal monthly installments;

•	the bonus earned for the prior fiscal year if not yet paid;

•	a prorated bonus for the fiscal year in which the termination occurs if such termination occurs in the second six months of such fiscal year;

•	pro-rata vesting of equity awards, except for earned performance shares, which vest in full;

•	reimbursement for the cost of medical coverage for the executive and his or her dependents for 18 months; and

•	the Company’s normal associate discount for the executive’s lifetime.

Each of the employment agreements also provides that if the executive’s employment is terminated without cause or for good reason in anticipation of, upon or following a “change in control” (as defined in each of the agreements), the executive would be entitled to receive the payments and benefits described above, except:

•

the severance payment would be paid in a lump sum if the change in control met the definition set forth in Code Section 409A; otherwise, the payment would be made in 24 monthly installments. In the case of Mr. Sadove, the severance payment would be equal to two times salary (at levels in effect prior to amendments executed in 2009) and two times target bonus if the termination occurs in the calendar year in which the change in control occurs or in either of the next two calendar years, and two times salary (at levels in effect prior to amendments executed in 2009) and one times target bonus if the termination occurs thereafter, and, in the case of Mr. Frasch and Ms. de Winter and Ms. Incandela, two times base salary (at levels in effect prior to amendments executed in 2009) and one times target bonus;

•	the prorated bonus for the fiscal year in which the termination occurs would be paid, irrespective of whether the termination occurs in the first or second six months of such fiscal year; and

•

unless equity awards vested in full upon a change in control in which the shareholders of the Company received consideration other than publicly-traded common stock, equity awards would vest in full upon such termination of employment, except for Mr. Frasch’s two special equity awards which would vest pro rata plus one year of additional vesting.

Equity awards also would vest in full in the event of termination due to retirement on or after age 65, death or disability, except for Mr. Frasch’s special equity awards which would vest pro rata.

If Mr. Wills’ employment agreement is terminated without cause or he terminates the agreement for “good reason” as defined under the agreement, the Company will pay Mr. Wills an amount equal to two times his base salary and one times his target bonus potential in a lump sum, and all unvested stock options and unvested restricted stock awards will vest on a pro rata basis and all earned but unvested performance share awards will fully vest. If termination without cause occurs in anticipation of, or upon or following, a change in control or Mr. Wills terminates his employment for good reason as a result of a change in control, the Company will pay Mr. Wills an amount equal to two times his base salary and one times his target bonus potential in a lump sum, and all unvested stock options, unvested restricted stock, earned but unvested performance share awards, and the target amount of unearned and unvested performance share awards, will fully vest. If Mr. Wills’ employment is terminated without cause or for good reason, Mr. Wills is also entitled to (i) participate in the Company’s medical plan with family coverage for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, and (ii) outplacement services for a six-month period. In addition, Mr. Wills would be entitled to receive the normal associate discount in effect from time to time applicable to active associates of the Company or its successors for his lifetime.

For information concerning the benefits to which a Named Executive Officer may become entitled to receive after a change in control, see “Executive Compensation—Potential Payments upon Termination or Change in Control.” The determination of the payment amounts and benefits to the Named Executive Officers upon termination or change in control is based upon an analysis of competitive practices for such payments for positions at the level of the Named Executive Officers.

Each of the employment agreements also provides for specified gross-up payments for excise taxes incurred under Section 4999 of the Code to the extent the parachute payments exceed 330% of the executive’s base amount as determined under Section 280G of the Code. The employment agreements also provide for a confidentiality obligation, non-disparagement, non-solicitation and non-competition obligations for 12 months following termination of employment, the advancement of attorneys’ fees in the event of a dispute under the employment agreement and an obligation to cooperate with the Company following termination of employment in consideration for the payment of $4,000 per day ($375 per hour in the case of Mr. Wills).

Potential Payments upon Termination or Change in Control

The following table quantifies benefits that would have been payable to each Named Executive Officer under the scenarios set forth below as if the Named Executive Officer’s employment had terminated on January 28, 2012.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Retirement	Death	Disability	Termination without Good Reason	Termination For Cause
Stephen I. Sadove	Severance pay (1)	$3,710,000	$5,300,000	$—	$—	$—	$—	$—
	Bonus pay	$1,522,500	$1,522,500	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$11,171,868	$12,949,160	$12,949,160	$12,949,160	$12,949,160	$—	$—
	Accelerated cash vesting (3)	$1,875,000	$1,875,000	$1,875,000	$1,875,000	$1,875,000	$—	$—
	Health care benefits continuation (4)	$26,637	$26,637	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$18,306,005	$21,673,297	$14,824,160	$14,824,160	$14,824,160	$—	$—

Kevin G. Wills	Severance pay (1)	$1,691,250	$2,306,250	$—	$—	$—	$—	$—
	Bonus pay	$—	$—	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$2,799,158	$3,301,412	$—	$3,301,412	$3,301,412	$—	$—
	Accelerated cash vesting (3)	$104,167	$337,500	$337,500	$337,500	$337,500	$—	$—
	Health care benefits continuation (4)	$26,637	$26,637	$—	$—	$—	$—	$—
	Outplacement services (5)	$15,000	$15,000	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$4,636,212	$5,986,799	$337,500	$3,638,912	$3,638,912	$—	$—

Ronald Frasch	Severance pay (1)	$2,992,500	$2,992,500	$—	$—	$—	$—	$—
	Bonus pay	$850,000	$850,000	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$4,974,716	$5,484,165	$5,436,459	$5,436,459	$5,436,459	$—	$—
	Accelerated cash vesting (3)	$533,334	$3,533,334	$533,334	$533,334	$533,334	$—	$—
	Health care benefits continuation (4)	$26,637	$26,637	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$9,377,187	$12,886,636	$5,969,793	$5,969,793	$5,969,793	$—	$—

Jennifer de Winter	Severance pay (1)	$1,300,000	$1,300,000	$—	$—	$—	$—	$—
	Bonus pay	$300,000	$300,000	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$1,724,263	$1,934,773	$1,934,773	$1,934,773	$1,934,773	$—	$—
	Accelerated cash vesting (3)	$175,000	$175,000	$175,000	$175,000	$175,000	$—	$—
	Health care benefits continuation (4)	$26,637	$26,637	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$3,525,900	$3,736,410	$2,109,773	$2,109,773	$2,109,773	$—	$—

Denise Incandela	Severance pay (1)	$1,300,000	$1,300,000	$—	$—	$—	$—	$—
	Bonus pay	$300,000	$300,000	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$1,380,469	$1,566,523	$1,566,523	$1,566,523	$1,566,523	$—	$—
	Accelerated cash vesting (3)	$143,750	$143,750	$143,750	$143,750	$143,750	$—	$—
	Health care benefits continuation (4)	$26,637	$26,637	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$3,150,856	$3,336,910	$1,710,273	$1,710,273	$1,710,273	$—	$—

(1)

Severance and bonus payments are based on the following criteria prior to change in control: For all Named Executive Officers: two times base salary plus one times bonus target. In anticipation of, upon, or following change in control: (i) Mr. Sadove: two times base salary plus two times target bonus; (ii) Mr. Frasch: two times base salary plus one times target bonus; (iii) Mr. Wills: three times base salary plus one times target bonus (Mr. Wills’ employment agreement provides for a payment of three times base salary plus one times target bonus until April 17, 2012); (iv) Ms. de Winter: two times base salary plus one times target bonus; and; (v) Ms. Incandela: two times base salary plus one times target bonus. For all Named Executive Officers no severance is provided for retirement, death or disability. Severance and bonus payments were determined using base salaries in effect prior to the amendments to the employment agreements effective June 1, 2009.
(2)	The total value of accelerated restricted and/or performance shares is based on shares outstanding as of January 28, 2012 as shown in the “Outstanding Equity Awards at Fiscal Year End—2011” table. Value is determined by multiplying the number of shares, the vesting of which has been accelerated, by the closing price of the Company’s common stock on January 28, 2012.
(3)	The total value of accelerated performance units (cash) and special cash awards is based on units outstanding as of January 28, 2012.
(4)	Health care benefits continuation value is based on 18 months of medical COBRA coverage calculated using the current monthly COBRA rate.
(5)	Outplacement services for Mr. Wills are contractual and based on a six-month rate with the Company’s current vendor.

See “Executive Compensation—Employment Agreements” for an explanation of the specific circumstances that would trigger payments or the provision of other benefits, including perquisites and health-care benefits, to each of the Named Executive Officers upon termination without cause or for good reason (before and after a change in control), voluntary termination, death, disability, and change in control.

The Company’s equity incentive plans provide that in the event of a change in control, the treatment of awards will be determined by the Board of Directors and will depend on the nature of the transaction or event and the consideration being received by shareholders. As described below, awards will vest either upon a change in control or upon a termination of employment or termination of service on the Board of Directors within two years following a change in control, depending upon the transaction or event giving rise to the change in control, the type of award and the nature of the termination of employment.

In the case of a merger or similar transaction in which the shareholders do not receive publicly traded common stock, all outstanding awards, other than performance-based awards, will vest in full and “cashed-out” by the Company. Performance-based awards will vest based on the portion of the performance period that has elapsed as of the date of the change in control.

In the case of a merger or similar transaction in which the shareholders receive publicly traded common stock of the acquiring company, options, stock appreciation rights, and other awards payable in such common stock will be substituted for options, rights and other awards under the 2009 Long-Term Incentive Plan, except for performance-based awards. Performance-based awards will continue as performance-based awards if the acquiring company substitutes comparable performance measures. If the acquiring company does not substitute comparable performance measures, only the time-based restrictions of such awards will continue.

Except as described above, options and stock appreciation rights will not become exercisable in full and other awards will not vest upon a change in control, but if the employment or service of the holder of an award is terminated within two years following the occurrence of such change in control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and under all circumstances in the case of a director, awards held by such holder will be vested in full (except for performance-based awards) and, in the case of options and stock appreciation rights, the holder will have three years in which to exercise such awards. Performance-based awards will vest based on the portion of the performance period that has elapsed as of the date of the termination of employment or service on the Board of Directors.

The employment agreements with each of the Named Executive Officers provide that the Company’s obligation to pay, and otherwise make available to, the executive the severance benefits described in the employment agreement is subject to the Company’s receipt of a written release, executed and delivered by the executive, in which the executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the executive arising out of his or her employment agreement. Each of the employment agreements with the Named Executive Officers generally provides for the protection of the Company’s proprietary and confidential information and as well as certain non-competition, non-disparagement and non-solicitation provisions on the part of the executives.

Director Compensation—2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert B. Carter	$87,000	$80,006	—	—	$167,006
Ronald de Waal	$71,000	$80,006	—	—	$151,006
Michael S. Gross	$82,000	$80,006	—	—	$162,006
Donald E. Hess	$113,334	$80,006	—	—	$193,340
Marguerite W. Kondracke	$88,000	$80,006	—	—	$168,006
Jerry W. Levin	$86,000	$80,006	—	—	$166,006
Nora P. McAniff	$99,334	$80,006	—	—	$179,340
C. Warren Neel	$109,334	$80,006	—	—	$189,340
Christopher J. Stadler	$72,000	$80,006	—	—	$152,006
Jack L. Stahl	$4,167	$33,341	—	—	$37,508

(1)	An award of 7,137 shares of restricted stock was made to each director on June 2, 2011 at a grant-date fair value of $11.21 per share, except for the award of 3,680 shares of restricted stock to Jack Stahl, which was made upon his appointment to the Board on January 16, 2012 at a grant-date fair value of $9.06 per share. The stock will vest on June 2, 2012.

How are non-management directors compensated?

Each director who is not employed by the Company receives an annual fee of $50,000, $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of a committee of which the director is a member (and $1,000 for participation by telephone in a Board or committee meeting). In addition, the Audit Committee Chairperson receives an additional annual fee of $20,000 and the HRCC Chairperson receives an additional annual fee of $15,000. The Lead Director of the Company, who is also the Chairperson of the Corporate Governance Committee pursuant to its charter, receives an additional annual retainer of $25,000. Directors are reimbursed for expenses in connection with their services as directors of the Company. Directors not employed by the Company may elect to receive fees in cash or defer their fees in the DCP.

Immediately following each annual meeting of shareholders, each non-employee director who is then incumbent is granted $80,000 in restricted Company common stock. In 2009, the HRCC approved the use of a value-based annual equity grant to the Board of Directors rather than a fixed number of shares to ensure the delivery of market value to Board members. The number of shares awarded is determined by using the closing stock price on the date of grant. The award vests fully on the first anniversary of the grant date. Should a director resign from the Board mid-term, a pro rata portion of the shares would vest for time served from the annual shareholders’ meeting date to the date of resignation. Directors may elect to defer awards of restricted stock into the DCP.

Does Saks have stock ownership guidelines for non-management directors?

Pursuant to the Company’s Stock Ownership Guidelines, directors are required to hold a total of five times their annual retainer in stock value, which requirement may be achieved, according to the Guidelines, within a reasonable period of time. If a director does not meet our ownership guidelines, the director must hold 75% of the proceeds from any awards until the guidelines are met.

All of our directors meet the Company’s share ownership guidelines, except for Mr. Stahl who joined our Board in January 2012.

Equity Compensation Plan Information

What is the current status of the Company’s equity compensation plans?

The following table provides equity compensation plan information for all plans approved and not approved by the Company’s shareholders, as of January 28, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column) (1)
Equity compensation plans approved by security holders	1,605,152	$13.00	2,675,565
Equity compensation plans not approved by security holders (2)	41,319	$6.28	—
Total	1,646,471	$12.83	2,675,565

(1)	This amount represents shares of common stock available for issuance under the 2009 Long-Term Incentive Plan. Awards available for grant under the 2009 Long-Term Incentive Plan include stock options, stock appreciation rights, restricted stock, performance shares, and other forms of equity awards.
(2)	On April 9, 1997, the Board approved the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) to assist in attracting, retaining, and motivating employees and directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the common stock on the date of grant. Most options vest in four installments over four years and expire after 10 years. Unvested options generally are forfeited if employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of January 28, 2012, under the 1997 Plan, there were (i) options outstanding to purchase 41,319 shares, (ii) 8,200 shares of restricted stock outstanding, and (iii) no shares remaining available for issuance.

(Proposal 3)

APPROVAL OF THE SAKS INCORPORATED 2012 SENIOR EXECUTIVE BONUS PLAN

On February 7, 2012, the Board of Directors adopted the Saks Incorporated 2012 Senior Executive Bonus Plan (the “Bonus Plan”). The Board of Directors adopted the Bonus Plan to provide to a select group of the Company’s executive officers an incentive opportunity that is based on the achievement of pre-established, objective performance goals to earn additional compensation to attract and retain the executive officers and to motivate them to enhance the value of the Company’s business. The Bonus Plan is comparable in all material respects to the Saks Incorporated 2007 Senior Executive Bonus Plan (the “2007 Bonus Plan”) approved by the Company’s shareholders at the Company’s 2007 Annual Meeting of Shareholders, except the Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) may select an annual performance period that is shorter or longer than a fiscal year. The following description summarizes the Bonus Plan but is qualified by reference to the text of the Bonus Plan attached to this Proxy Statement as Attachment A.

Summary of the Bonus Plan

Under Section 162(m) of the Internal Revenue Code of 1986, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” (as defined by Section 162(m) of the Code, currently, “covered employee” is defined as a company’s chief executive officer and any of such company’s three other most highly compensated executive officers named in the proxy statement, not including the chief financial officer) to be deductible by the company, such compensation must qualify as “performance-based.”

The Bonus Plan is intended to provide a performance-based incentive compensation opportunity for covered employees (as they may be constituted from time to time, and including persons who may become covered employees between the time of grant and payment of the award) that is not subject to the limitation on deductions for federal income tax purposes in Section 162(m) of the Code.

Bonus Plan participants include those executive officers selected by the HRCC within 90 days following the beginning of each performance period (or such earlier period as required under Section 162(m)) commencing with the Company’s fiscal year beginning February 3, 2013 (“2013”) and ending with the Company’s 2017 fiscal year. Participation in the Bonus Plan will cease upon death, permanent and total disability, or termination of employment.

The HRCC will establish written performance goals for each participant for each performance period, the outcome of which at the time of establishment must be substantially uncertain, and bonus potential amounts. Each performance goal will consist of, and achievement will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization, or a percentage thereof to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company’s common stock; total shareholder return; new unit growth; and implementation of critical projects or processes. The performance goals may be expressed in terms of attaining a specified level or a percentage increase or decrease, or may be applied relative to a market index, a group of other companies, or a combination, as determined by the HRCC. The performance goals will be determined in accordance with generally accepted accounting principles, except as described below. Financial performance will be determined by excluding all items of gain, loss, revenue or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence. Any performance goal may provide for adjustment to include or exclude actual or hypothetical items or amounts and may provide for artificial increase or decrease by amounts or percentages selected by the HRCC, and any such adjusted or altered measure shall be the performance goal. It is intended that the performance goals shall satisfy the requirements for an objective compensation formula for qualified performance-based compensation under Section 162(m) and that all performance goals should be construed in accordance with this intention; provided, however, compliance with the standards for an objective compensation formula is not mandatory and the HRCC may authorize the use of subjective criteria where that is clearly the intention of the HRCC. Different performance periods may have different performance goals, and different participants may have different performance goals.

Bonus awards are payable in cash or stock at the election of the HRCC. Awards paid in stock, if any, would be payable under the Company’s 2009 Long-Term Incentive Plan. Bonus payments will be determined as follows: no bonus payment will be made if achievement is below the established minimum; a maximum bonus payment will be made if achievement equals or is greater than the established maximum; and a prorated bonus payment will be made if achievement is between the minimum and maximum levels of performance. The HRCC may, in its discretion, reduce or eliminate (but not increase) a bonus amount payable upon the attainment of a performance goal.

No cash or stock bonus for any participant may exceed $5 million annually in amount or value. Except in the case of participants who have died or become disabled, to receive a bonus payment, a participant must be employed by the Company on the last day of the Company’s fiscal year. Upon the request of a participant, the Company will defer payment of the participant’s bonus in accordance with the Company’s Deferred Compensation Plan and all successor plans in effect from time to time and Section 409A of the Code. The Bonus Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Code. A participant may not assign, pledge, or encumber a deferred bonus payment, but the participant may designate beneficiaries to receive deferred bonus payments upon the participant’s death.

The HRCC will administer the Bonus Plan and is authorized to take all actions necessary or desirable to effect the purposes of the Bonus Plan, in its sole discretion, including but not limited to the following: providing rules for the management, operation, and administration of the Bonus Plan; interpreting the Bonus Plan in its sole discretion to the fullest extent permitted by law and; correcting any defect or omission or reconciling any inconsistency in the Bonus Plan in the manner and to extent the HRCC deems appropriate in its sole discretion. The decisions of the HRCC will be final and conclusive for all purposes.

The Company has reserved the right, exercisable by the HRCC, to amend the Bonus Plan at any time and in any respect and to discontinue and terminate the Bonus Plan in whole or in part at any time. However, the Bonus Plan may not be amended to increase the maximum amount of awards that may be received or to change the class of persons eligible to participate without shareholder approval pursuant to Section 162(m) of the Code.

The Bonus Plan will be interpreted in accordance with Tennessee law. If the Company’s shareholders approve the Bonus Plan, it will become effective upon that approval.

Participants in the Bonus Plan

At this time the HRCC expects that approximately 10 senior executives and officers of the Company will be eligible to participate in the Bonus Plan for 2013. The amount of benefits to be received pursuant to the Bonus Plan by participants is in the discretion of the HRCC and therefore cannot be determined at this time. See “Executive Compensation—Summary Compensation Table—2011” for cash bonuses paid pursuant to the 2007 Bonus Plan to the Named Executive Officers with respect to 2011. The aggregate annual cash bonuses earned in 2011 under the 2007 Bonus Plan by the Company’s executive officers as a group was $5.6 million.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the approval of the Saks Incorporated 2012 Senior Executive Bonus Plan.

(Proposal 4)

SHAREHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 4,000 shares of the Company’s common stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 24,970,457 shares, representing approximately 21.2% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal has been submitted at each annual meeting of shareholders since 2002 and has been rejected by shareholders at each meeting.

The Board of Directors has considered this proposal and does not believe that cumulative voting is in the best interests of the Company and its shareholders. Saks, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for director. In addition, in 2010, the Company’s Board adopted a majority voting policy that applies in uncontested director elections. The Board believes that a majority voting policy is the appropriate approach to review voting results of the Company’s directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that are inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. A system of cumulative voting could also result in more adversarial relationships among directors, which could diminish the Board’s effectiveness. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than act in the best interests of the Company and all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective board of directors in which each director represents the shareholders as a whole.

For the reasons stated above, the Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. Therefore, the Board unanimously recommends a vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2011?

Except as disclosed under “Executive Compensation” and as set forth below, there were no significant transactions or business relationships in which we were a participant and in which any of our executive officers, directors, director nominees or significant shareholders had a material interest that would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2012.

We are a party to a Consulting and License Agreement (as amended, the “License Agreement”) with two entities (the “Licensees”), which are controlled by the Slim family, an owner of more than 5% of our common stock. See “Stock Ownership of Certain Beneficial Owners and Management.” Under the License Agreement, the Licensees have the right to use “Saks Fifth Avenue” and related trademarks with respect to two retail locations in Mexico City, Mexico to be operated by the Licensees using the same standard of quality embodied by our flagship Saks Fifth Avenue store in New York. The License Agreement gives the Licensees the right, after their initial Location achieves annual sales of $50 million, subject to our approval in our sole discretion and the satisfaction of other conditions, to open additional “Saks Fifth Avenue” retail locations in Mexico. The License Agreement has an initial term of 15 years and the Licensees have an option to extend the term for an additional 10 years. We have approval rights over all material aspects of the operation of retail locations covered by the License Agreement. Under the License Agreement, the Licensees pay us an annual $500,000 license fee (which is subject to a Consumer Price Index adjustment during the renewal term) in the aggregate for the first two locations, a percentage of net sales over a base amount (which in the case of the first two locations is calculated on an aggregate basis), and consulting fees.

Does Saks have a policy for the review and approval of related-person transactions?

Yes. We may occasionally enter into transactions with “related-persons.” Related-persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related-person has a direct or indirect material interest are considered “related-person transactions.” Each related-person transaction must be approved or ratified by the Audit Committee in accordance with our written Related-Person Transaction Policy or, if the Audit Committee determines that the approval or ratification of such related-person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. Our Related-Person Transaction Policy is available at www.saksincorporated.com.

In accordance with our Related-Person Transaction Policy, the Audit Committee considers all relevant factors when determining whether to approve a related-person transaction including, without limitation, the following:

•	the nature and extent of the Company’s participation in the transaction;

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction involves a conflict of interest or the appearance of a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our directors, executive officers and greater than 10% shareholders to file reports of ownership and changes in ownership of our common stock on Forms 3, 4 and 5 with the SEC, with us and with the NYSE.

Based upon a review of reports filed during or with respect to 2011 and written representations by directors and executive officers that no other reports were required to be filed, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2011.

SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2013 ANNUAL MEETING

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a proposal to be included in our proxy statement that will be sent to shareholders in connection with the Company’s 2013 annual meeting of shareholders, you must be an eligible shareholder and your proposal must be received by the Company’s Corporate Secretary at 12 East 49th Street, New York, New York 10017 on or before December 28, 2012.

In addition, our Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at the 2013 annual meeting, the shareholder must give the Company timely notice thereof to the Corporate Secretary at its corporate headquarters at 12 East 49th Street, New York, New York 10017. In order to be timely, the notice must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2012 Annual Meeting. The Company’s Bylaws set forth detailed information that must be submitted with any shareholder proposal. In the event that the date of the 2013 annual meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2013 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2013 annual meeting (or, if the first public announcement of the date of the 2013 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which public announcement of the date of the 2013 annual meeting is first made by the Company). In the event that a shareholder proposal intended to be presented for action at an annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board of Directors in connection with that annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for that annual meeting.

ANNUAL REPORT ON FORM 10-K AND FORM 10-K/A

A copy of our Annual Report on Form 10-K and Form 10-K/A for 2011, including the financial statements and schedules and a list of all exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Saks Incorporated, Attention: Investor Relations, 12 East 49th Street, New York, New York 10017. Exhibits to the Forms 10-K and 10-K/A are available for a reasonable fee. You may also view our Annual Report on Form 10-K and Form 10-K/A and its exhibits on-line at the SEC website at www.sec.gov, or on our website at www.saksincorporated.com.

ATTACHMENT A

Saks Incorporated 2012 Senior Executive Bonus Plan

1.	Purpose.

The purpose of the 2012 Senior Executive Bonus Plan (the “Plan”) is to provide a select group of executive officers with an incentive opportunity that is based on the achievement of pre-established, objective performance goals described in Section 4 (“Performance Goals”), to earn additional compensation so as to attract and retain such executive officers, and to motivate them to enhance the value of the business of Saks Incorporated (the “Company”). The Plan is intended to provide an incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed to the extent possible as providing for remuneration which is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder (“Section 162(m)”). The Plan will govern cash bonus arrangements and certain performance-based stock grants between the Company and its executive officers. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2.	Eligibility to Participate.

(a) The participants in the Plan (“Participants”) for any performance period (a “Performance Period”) shall be those executive officers of the Company who are selected by the Committee (as defined in Section 8) to participate in the Plan for such Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Performance Period (or within such earlier period as shall be required under Section 162(m), including, but not limited to, the selection of a Performance Period of less than one full year). No executive officer shall have any right to participate in the Plan for any Performance Period unless selected to participate in the Plan by the Committee.

(b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the Participant’s termination of employment with the Company. An executive officer may continue to be a Participant following such Executive Officer’s death or permanent and total disability, but shall be eligible to receive a Bonus Award (as defined in Section 5) (i) to the extent such Participant’s Performance Goal or Performance Goals established for the Participant for the Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal, and (ii) calculated by multiplying the applicable Bonus Award by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of death or permanent and total disability, and the denominator of which is the number of days in such Performance Period.

3.	Performance Period.

Each Performance Period shall be a fiscal year of the Company, commencing with the fiscal year beginning February 3, 2013, unless the Committee shall expressly select a shorter or longer period.

4.	Bonus Amounts and Performance Goals.

Prior to the 90th day following the start of each Performance Period (or within such earlier period as shall be required under Section 162(m), including, but not limited to, the selection of a Performance Period of less than one full year) and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) bonus potential amounts, expressed as a percentage of annual rate of base salary at the time the Performance Goal is established or a number of shares of Company common stock, payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus potential amounts. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization or a percentage thereof to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company’s common stock; total shareholder return (stock price appreciation plus any dividends); new unit growth; and implementation of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee. Unless otherwise determined by the Committee when setting Performance Goals as above provided, financial performance will be determined by excluding all items of gain, loss, revenue or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence. Any Performance Goal may provide for adjustment to include or exclude actual or hypothetical items or amounts and may provide for artificial increase or decrease by amounts or percentages selected by the Committee, and any such adjusted or altered measure shall be the Performance Goal. It is intended that the Performance Goals shall satisfy the requirements for an objective compensation formula for qualified performance-based compensation under Section 162(m) and that all Performance Goals should be construed in accordance with this intention; provided, however, compliance with the standards for an objective compensation formula is not mandatory and the Committee may authorize the use of subjective criteria where that is clearly the intention of the Committee. The Performance Goals established by the Committee may be different with respect to different Performance Periods and different goals may be applicable to different Participants. The Committee, at its discretion, may reduce or eliminate the amount of compensation or economic benefit that is payable upon the attainment of a performance goal.

5.	Bonus Awards.

(a) Each Participant shall be eligible to receive the bonus amount (a “Bonus Award”) determined by the Committee in accordance with Section 4, payable in cash or stock pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal. If the Performance Goal does not have an otherwise established objective method for calculating the amount of the Bonus Award, the payment shall be determined as follows:

(i) below the established minimum level of performance, no Bonus Award will be paid;

(ii) equal to or greater than the maximum level of performance, the maximum Bonus Award will be paid;

(iii) between the minimum and maximum levels of performance, the Bonus Award will be prorated.

(b) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate.

(c) The aggregate Bonus Awards payable to a Participant during any one fiscal year of the Company may not exceed $5 million in amount or value.

6.	Payment of Bonus Awards.

Subject to any shareholder approval required by law, payment of any Bonus Award for a Performance Period in accordance with the Plan shall be made in cash or stock to a Participant who is employed by the Company on the last day of the Performance Period. However, payment of any such Bonus Award shall not occur until after the Committee certifies that the Performance Goal or Performance Goals for the Performance Period were achieved and any other material terms of the Bonus Award were satisfied. To the extent administratively practicable, it is intended that the Committee (as defined in Section 8) shall complete its certification process and any Bonus Awards shall be paid no later than the 15th day of the third month following the end of the Company’s fiscal year with respect to all Performance Periods ending with or within the Company’s fiscal year. The Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the Company’s Deferred Compensation Plan and all successor plans in effect from time to time (together the “Deferred Compensation Plan”) and Section 409A of the Code, the payment of all or any portion of any Bonus Award which may become payable to the Participant, with respect to the Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant’s compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7.	Deferral of Bonus Awards.

(a) The Committee may, subject to such limits as the Committee may specify, permit a Participant to defer all or part of the Bonus Award payable to him or her with respect to any Performance Period by executing and delivering to the Company a deferral election form provided by the Committee no later than the date specified in the notification to the Participant of his or her participation for the Performance Period, which in no event shall be later than the last date on which a valid deferral election form may be made under Section 409A of the Code and the regulations thereunder.

(b) The deferred Bonus Award will be credited to a special book account maintained for each Participant and will be accounted for as a number of shares or cash that will accrue earnings based on a reasonable rate of interest or on the rate of return of one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable by the Company at the end of the deferral period will be based on the actual rate of return of the specific investment (including any decrease as well as any increase in the value of the investment). Distribution of the deferred Bonus Award plus accrued earnings will be made at such time or times and in such manner as the Participant shall specify at the time he or she files the deferral election forms, subject, however, to the restrictions and limitations of the Deferred Compensation Plan and Section 409A of the Code.

(c) The obligation to pay a deferred Bonus Award plus earnings shall at all times be an unfunded and unsecured obligation of the Company. The Participant and his or her beneficiary(ies) shall look exclusively to the general assets of the Company, as general creditors of the Company. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Code. The Participant shall have no right to assign, pledge or encumber his or her interest in the amount credited to the deferred bonus account. The Participant may, however, designate one or more beneficiaries to receive the account balance in the event of his or her death.

8.	Administration.

(a) The Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including but not limited to:

(i) providing rules for the management, operation, and administration of the Plan and all pre-existing bonus arrangements incorporated into the Plan;

(ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

(iii) correcting any defect or omission or reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

(b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

9.	Amendment and Termination.

(a) The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 9(b). Amendment or termination may be effective with respect to any amount which has not yet been paid out, except that amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or at such other time as may be permitted by the Deferred Compensation Plan and Section 409A of the Code. In no event shall any award be increased, other than pursuant to the operation of objective Performance Goals set in accordance with Section 4, after the last day that a Bonus Award must be specified for qualification as performance-based compensation under Section 162(m).

(b) In no event shall any Bonus Award be made under the Plan for any Performance Period that will end after the end of the Company’s fiscal year ending in 2018. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company’s shareholders in such manner and with such frequency as shall be required under Section 162(m).

10.	Miscellaneous.

(a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan. However, nothing contained herein shall affect any contractual right of a Participant pursuant to a written employment agreement.

(b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

(c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

(d) The Plan shall be interpreted and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws.

(e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(f) The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

11.	Effective Date.

The Plan shall be submitted to the shareholders of the Company for approval and will become effective upon that approval.

12 E. 49TH STREET NEW YORK, NEW YORK 10017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Saks Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:					number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors
Nominees

01 Robert B. Carter 02 Michael S. Gross 03 Donald E. Hess 04 Marguerite W. Kondracke 05 Jerry W. Levin 06 Nora P. McAniff 07 Stephen I. Sadove 08 Jack L. Stahl

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.							☐	☐	☐

3. Approval of the 2012 Senior Executive Bonus Plan.							☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:							For	Against	Abstain

4. Shareholder Proposal - Cumulative voting for the election of directors.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000141983_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

SAKS INCORPORATED

Annual Meeting of Shareholders May 30, 2012, 11:30 AM

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen I. Sadove and Ann Robertson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Saks Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 A.M. Eastern Time on Wednesday, May 30, 2012, at the University Club, 1 West 54th Street, New York, New York 10019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000141983_2    R1.0.0.11699